                               P R O S P E C T U S

                            MIRACOR DIAGNOSTICS, INC.

                       9191 Towne Centre Drive - Suite 400
                           San Diego, California 92122
                                 (858) 455-7127

                                  THE OFFERING

         The resale of up to 11,360,000 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

         o up to 10,000,000 shares are issuable to Swartz Private Equity, LLC ("Swartz"),

         o up to 1,360,000 shares are issuable upon the exercise of warrants issuable to Swartz,

         We may receive proceeds from the sale of shares to Swartz and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants by Swartz.

                                 TRADING SYMBOL
                MRDG (Over-the-counter Electronic Bulletin Board)

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE

The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. It describes our Company, finances and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.


         This prospectus is dated July 7, 2000

                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----

PROSPECTUS SUMMARY                                                         3
        About our Company                                                  3
        About our Investment Agreement                                     3
        Key facts                                                          3

RISK FACTORS                                                               4

PLAN OF DISTRIBUTION                                                       7

SALES BY SELLING SHAREHOLDER                                               8
        Investment agreement                                               8
           Overview                                                        8
           Put rights                                                      8
        Warrants                                                           8
           Limitations and conditions precedent to our put rights          8
           Short sales                                                     8
           Cancellation of puts                                            9
           Shareholder approval                                            9
           Termination of investment agreement                             9
           Restrictive covenants                                           9
           Right of first refusal                                          9
           Swartz's right of indemnification                               9
           Selling Shareholder                                             10

THE COMPANY                                                                10
        General                                                            10
        Acquisitions                                                       11
        Risks                                                              11
        Business                                                           12

USE OF PROCEEDS                                                            14

LITIGATION                                                                 15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS                                      15

PLAN OF OPERATION                                                          20

MANAGEMENT                                                                 21

EXECUTIVE COMPENSATION                                                     23

PRINCIPAL SHAREHOLDERS                                                     23

SECURITY OWNERSHIP                                                         24

CERTAIN TRANSACTIONS                                                       26

TRADING MARKET AND RELATED MATTERS                                         26

DESCRIPTION OF SECURITIES                                                  27

LEGAL MATTERS                                                              28

EXPERTS                                                                    28

AVAILABLE INFORMATION                                                      28

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                 F-1

         References in this document to "us," "we," or "the Company" refer to Miracor Diagnostics, Inc., its predecessor and its subsidiaries.


                               PROSPECTUS SUMMARY

ABOUT OUR COMPANY

         We were previously a development stage medical device company. In the third quarter of 1998, we redefined our business focus to medical diagnostic imaging services and emerged as an operating company through the acquisition of medical resonance imaging (MRI) centers in Orlando and Jacksonville, Florida, Toledo, Ohio, and the general partnership interest of another center in Oak Brook, Illinois. In April 1999, we acquired the remaining 50% limited partnership interest in the Oak Brook center. On February 9, 2000, we closed the acquisition of three centers located in Palm Harbor, St. Petersburg and Tampa, Florida. These newly acquired centers have approximately $2,500,000 in annual revenues.

         The use of MRI has become the medical imaging modality of choice for a rapidly increasing list of applications and continues to exhibit rapid growth. Unlike x-ray and computer aided tomography (CT), MRI is not a radiation-based imaging technology and thus safer to patients. Manufacturers of MRI equipment are continuing investment in new technology and upgrades to further improve MRI capabilities.

         During 1999, our activities focused on improvement of our capital structure and operations of the acquired MRI centers. As a result, the acquired debt from the MRI acquisitions was reduced, equity was increased $1 million and used for working capital and quarterly losses of approximately $400,000 in the first and second quarters were reduced to approximately $75,000 in the fourth quarter.

         We plan to seek, investigate and acquire additional controlling interests in business opportunities that are similar in nature to our existing medical diagnostic imaging centers in order to further grow ourselves.

ABOUT OUR INVESTMENT AGREEMENT

         We have been seeking additional financing for our working capital requirements, expansion of our existing operations and acquisition of additional MRI centers. We have entered into an investment agreement with Swartz to raise up to $15 million through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's trading volume, and a minimum period of time must elapse between each sale. Each sale will be to Swartz. In turn, Swartz will either hold our stock in their own portfolio, sell our stock in the open market, or place our stock through negotiated transactions with other investors. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

KEY FACTS

Shares being offered for resale to the public         10,000,000
Total shares outstanding prior to the offering        10,698,168 as of March 31, 2000

Total shares outstanding after the offering           20,698,168

Total shares outstanding after the offering and       22,058,168
exercise of Swartz warrants

Price per share to the public                         Market price at time of resale

Total proceeds raised by offering                     None, however up to $15 million may be
                                                      received from Swartz under the investment
                                                      agreement and additional amounts may
                                                      be received from the exercise of warrants

Our investment agreement with Swartz was              Investment agreement
registration statement                                included as an exhibit to this


Dividend policy                                       No dividends expected

RISK FACTORS

         The common shares being offered for resale by Swartz are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in the common shares. Before purchasing any of the common shares, you should carefully consider the following factors relating to our business and prospects.

History of Operating Losses; Accumulated Deficit; Uncertainty of Future Profitability; Going Concern Issue

         We have historically operated at a loss and incurred a loss for the fiscal year ended December 31, 1999. At December 31, 1999, we had an accumulated deficit of approximately $25,000,000, which includes losses from our prior operations in the oil and gas business. We expect losses to continue until such time as our MRI centers can successfully generate sufficient operating revenues. There can be no assurance that we will be successful in our operations.

         Our ability to achieve profitability depends upon our ability to successfully market our MRI businesses, of which there can be no assurance. In addition, we will seek to continue to acquire additional MRI operations, but there can be no assurances that we will be able to identify any additional operations that we may deem suitable for acquisition, or that if we do identify such operations, that any of them will be successfully acquired, developed and commercialized. Further, our independent certified public accountants' report on our financial statements for the year ended December 31, 1999 includes an explanatory paragraph that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Need for Additional Capital; Possible Issuance of Securities and Corresponding Possible Future, Substantial Dilution

         Our cash requirements continue to be significant. In order for us to satisfy our capital needs for the next 12 months, we must increase revenues from our MRI operations and raise additional capital. There can be no assurance that additional capital can be obtained on terms acceptable to us, or at all. Failure by us to realize significant revenues and achieve profitability from our MRI operations or obtain additional capital, would have a material adverse effect on us. Further, in the event that we obtain any additional financing, such financings will most likely have a dilutive effect on the holders of our securities, which dilution could be substantial.

Uncertainty of Corporate Development; Corporate Inexperience

         Development of our new operations will be subject to all of the risks associated with new operational development, including unanticipated delays, expenses, technical problems, or other difficulties that could result in continuing losses. Given the uncertainties inherent in the development of new operations, there can be no assurances that we will be successful in developing its operations. Investors should be aware of the potential problems, delays and difficulties often encountered by any company in this phase of its development. As a consequence, problems may arise that may be beyond the experience or control of management and accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by such companies in the establishment of a new business in a highly competitive industry. Accordingly, there can be no assurance that our development and commercialization activities of our MRI operations will be successful, or that we will ever achieve significant levels of revenue or profits, if any.

No Assurance of Identification or Acquisition of Additional Operations

         From time to time, if our resources allow, we intend to explore the acquisition of additional imaging operations. There can be no assurance, however, that we will be able to identify any additional imaging operations and, even if suitable operations are identified, there can be no assurance that we will have sufficient funds to acquire any such operations or that any such operations will ultimately be viable.

Government Regulations

         Our operations are subject to extensive government regulations. In order to operate MRI devices, we must satisfy numerous mandatory procedures, regulations, and safety standards established by the federal and state regulatory agencies. There can be no assurance that we can successfully comply with all government regulations.

Competition

         The diagnostic imaging industry is intensely competitive, particularly in terms of price, quality and marketing. Most of our competitors are better established and have substantially greater financial, marketing and other resources than us. Further, most of our competitors have been in existence for a substantially longer period of time and may be better established in those markets where we intend to sell our services. As a result of our relative lack of experience, financial, marketing and other resources there can be no assurance that we will be able to market our MRI services successfully, or compete in the diagnostic imaging industry.

Health Care Reform and Related Measures; Uncertainty of Product Pricing and Reimbursement

         The levels of revenues and profitability of diagnostic imaging operations may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means and the initiatives of third party payors with respect to the availability of reimbursement. In the United States there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. Although we cannot predict what legislative reforms may be proposed or adopted or what actions federal, state or private payors for health care products may take in response to any health care reform proposals or legislation, the existence and pendency of such proposals could have a material adverse effect on the Company.

         Whether a medical procedure is subject to reimbursement from third party payors impacts upon the likelihood that a service will not be purchased. Third party payors are increasingly challenging the prices charged for medical procedures. There can be no assurance that any of our diagnostic imaging services will continue to be reimbursable. To the extent any or all of our medical procedures are not reimbursable by third party payors, our ability to sell its services on a competitive basis will be adversely affected, which could have a material adverse effect on us.

Dependence On Key Personnel

         Our success will depend to a large extent upon our ability to retain Mr. M. Lee Hulsebus, our Chief Executive Officer and Chairman of the Board. The loss or unavailability of the services of Mr. Hulsebus would have a material adverse effect on our business and operations.

No Dividends With Respect to Common Stock

         We have not paid any cash dividends with respect to our Common Stock, and it is unlikely that we will pay any dividends on our Common Stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

Anti-Takeover Provisions; Poison Pill Issuance of Preferred Stock; Utah Anti-Takeover Provisions

         Our Articles of Incorporation and By-Laws contain provisions that may make the acquisition of control of us by means of tender offer, over-the-counter market purchases, a proxy fight or otherwise, more difficult. This could prevent securityholders from realizing a premium on their securities of us. We also have a staggered Board of Directors, which is a further impediment to a change in control.

         We have adopted a so-called "poison pill." Specifically, the poison pill significantly increases the cost to an unwanted party to acquire control of us upon the acquisition by such unwanted suitor of 15% of the outstanding voting power of us.

         In addition, the Board of Directors may issue one or more series of preferred stock without any action on the part of our shareholders, the existence and/or terms of which may adversely affect the rights of holders of the Common Stock. In addition, the issuance of any such additional preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of preferred stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock and the Preferred Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in our shareholders' best interests. We are subject to the provisions of Sections 61-6-3 through 61-6-12 of the Utah Control Shares Acquisition Act, an anti-takeover statute. Sections 61-6-3 through 61-6-12 effectively provide that in the event a person acquires ownership or the power to effect, directly or indirectly, the exercise of 20% or more of the voting power of a Utah corporation in connection with the election of directors, then such person shall only be entitled to vote to the extent expressly agreed to by the majority of the other shareholders of the corporation. Accordingly, potential acquirors of us may be discouraged from attempting to effect acquisitions of our voting securities, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above_market prices.

Shares Eligible for Future Sale

         There are presently 7,148,233 shares of Common Stock that were issued and outstanding that are "restricted securities" as that term is defined by Rule 144 of the Securities Act, all of which are currently eligible for resale in compliance with Rule 144 of the Securities Act. Of these shares, 9.78% are owned by our current officers and directors.

         Rule 144 provides that, in general, a person holding restricted securities for a minimum period of one (1) year may, every three (3) months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of our then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four (4) calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of us and was not an affiliate at any time during the ninety (90) day period immediately prior to such sale, and who has satisfied a two (2) year holding period. Sales of our Common Stock by shareholders under Rule 144 may have a depressive effect on the market price of our Common Stock.

Forward-Looking Statements and Associated Risk

         This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, significant competition, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words "anticipates," "believes,""expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

         PLAN OF DISTRIBUTION

         Swartz is free to offer and sell its common shares at such times, in such manner and at such prices as it may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. Swartz has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. Swartz does not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares. Swartz may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from Swartz. It may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Swartz is, and any broker-dealer that acts in connection with the sale of common shares may be deemed to be, an "underwriter" within the meaning of
Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions. Because Swartz is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, Swartz will be subject to prospectus delivery requirements.

         We have informed Swartz that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to its sales in the market and has provided Swartz with a copy of such rules and regulations.

         Swartz may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided it meets the criteria and conform to the requirements of such Rule.

SALES BY SELLING SHAREHOLDER

SWARTZ INVESTMENT AGREEMENT

         OVERVIEW. On April 13, 2000 we entered into an investment agreement with Swartz. The investment agreement entitles us to issue and sell our common stock for up to an aggregate of $15 million from time to time during a three-year period, beginning on the effective date of this Registration Statement. This is also referred to as a put right.

         PUT RIGHTS. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least ten but not more than twenty business days advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) which we will sell to Swartz during the put and/or a minimum purchase price per common share at which Swartz may purchase shares during the put. The number of common shares sold to Swartz may not exceed 15% of the aggregate daily reported trading volume during a period which begins on the business day immediately following the day we invoke the put right and ends on and includes the day which is twenty business days after the date we invoke the put right or 15% of the aggregate daily reported trading volume during the twenty business days preceding the day we invoke the put right. In addition, Swartz shall in no event be required to purchase an amount of shares which, when added to the number of shares acquired by Swartz during the thirty-one days preceding the day we invoke the put right, would exceed 9.99% of the number of shares of common stock outstanding.

         For each common share, Swartz will pay us the lesser of:

         - the market price for such put, minus $.075 or

         - 91% of the market price, which is defined as the lowest closing bid price for the common stock during the pricing period which is the twenty business days following the date notice of the put was provided to Swartz. However, the price may not be less than the designated minimum per share price, if any, that we indicated in our notice.

         WARRANTS. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price which will initially equal 110% of the market price for the applicable pricing period. The warrants will have semi-annual reset provisions. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

         LIMITATIONS AND CONDITIONS PRECEDENT TO OUR PUT RIGHTS. Swartz is not required to acquire and pay for any common shares with respect to any particular put for which:

         - we have announced or implemented a stock split or combination of our common stock;

         - we have paid a common stock dividend;

         - we have made a distribution of our common stock or of all or any portion of our assets between the put notice date and the date the particular put closes; or

         - we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the date the particular put closes.

         SHORT SALES. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.

         CANCELLATION OF PUTS. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

         - we discover an undisclosed material fact relevant to Swartz's investment decision;

         - the registration statement registering resales of the common shares becomes ineffective; or

         - shares are delisted from the then primary exchange.

However, we will be required to issue common shares equal to the lesser of:

         - 15% of the aggregate daily reported trading volume during a period which begins on the business day immediately following the day we invoke the put right and ends on and includes the day which is twenty business days after the date we invoke the put right or 15% of the aggregate daily reported trading volume during the twenty business days preceding the day we invoke the put right.

         - the number of shares of common stock put to Swartz which when multiplied by the applicable put share price equals the designated maximum dollar amount for the put; or

         - an amount of shares which, when added to the number of shares acquired by Swartz during the thirty-one days preceding the day we invoke the put right, would exceed 9.99% of the number of shares of common stock outstanding.

         SHAREHOLDER APPROVAL. We may issue more than 20% of our outstanding shares. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

         TERMINATION OF INVESTMENT AGREEMENT. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

         RESTRICTIVE COVENANTS. During the term of the investment agreement and for a period of one-year thereafter, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock. We are also prohibited from entering into any private equity line type agreements similar to the investment agreement without obtaining Swartz's prior written approval.

         RIGHT OF FIRST REFUSAL. Swartz has a right of first refusal to purchase certain securities offered by us in any private transaction which closes on or prior to one year after the termination of the investment agreement.

         SWARTZ'S RIGHT OF INDEMNIFICATION. We are obligated to indemnify Swartz (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

SELLING SHAREHOLDER

         The following table sets forth certain information with respect to the selling shareholder as of June 15, 2000. Except as shown below, the selling shareholder currently is not an affiliate of ours, or has had a material relationship with us during the past three years. The selling shareholder is not and was not affiliated with registered broker-dealers.

                                                                         Amount and
                                                                         Percentage of
                             Beneficial            Maximum Number        Common Stock
                             Ownership of          of Shares of          After the Sale
                             Common Stock as       Common Stock          --------------
         Name                of June 15, 2000      Offered for Sale      Number  %(1)
         ----                ----------------      ----------------      --------------

Swartz Private Equity, LLC(2)   11,360,000           11,360,000              None


(1) Assumes that the selling shareholders will sell all of the shares of common stock offered hereby. We cannot assure you that the selling shareholders will sell all or any of the shares offered hereunder.


(2) This number includes 360,000 shares of common stock issuable upon exercise of outstanding warrants which are currently exercisable, which represents 3% of our issued and outstanding common stock as of April 30, 2000. This number also includes (solely for purposes of this prospectus) up to an aggregate of 11,000,000 shares of our common stock that we may sell to Swartz pursuant to the investment agreement and warrants issuable in connection with the investment agreement, which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before their acquisition by Swartz. It is expected that Swartz will not beneficially own more than 9.9% of our outstanding common stock at any time.

         THE COMPANY

GENERAL

The Company
-----------

         We were previously a development stage medical device company. In the third quarter of 1998, we redefined our business focus to medical diagnostic imaging services and emerged as an operating company through the acquisition of medical resonance imaging (MRI) centers in Orlando and Jacksonville, Florida, Toledo, Ohio, and the general partnership interest of another center in Oak Brook, Illinois. In April 1999, the Company acquired the remaining 50% limited partnership interest in the Oak Brook center. On February 9, 2000, we closed the acquisition of three centers located in Palm Harbor, St. Petersburg and Tampa, Florida. These newly acquired centers have approximately $2,500,000 in annual revenues.

         The use of MRI has become the medical imaging modality of choice for a rapidly increasing list of applications and continues to exhibit rapid growth. Unlike x-ray and computer aided tomography (CT), MRI is not a radiation-based imaging technology and thus safer to patients. Manufacturers of MRI equipment are continuing investment in new technology and upgrades to further improve MRI capabilities.

         During 1999, our activities focused on improvement of its capital structure and operations of the acquired MRI centers. As a result, the acquired debt from the MRI acquisitions was reduced, equity was increased $1 million and used for working capital and quarterly losses of approximately $400,000 in the first and second quarters were reduced to approximately $75,000 in the fourth quarter. Additionally, we identified suitable acquisition targets to position us for growth.

         We plan to seek, investigate and acquire additional controlling interests in business opportunities that are similar in nature to its existing medical diagnostic imaging centers in order to further grow us.

         In the immediate future, we are seeking additional financing for our working capital requirements, for expansion of our existing operations and acquisition of more MRI centers.

Acquisitions
------------

         On July 14, 1998, we acquired either the stock or substantially all of the assets and liabilities of Vision Diagnostics, Inc. and Affiliates. Vision Diagnostics, Inc. and Affiliates was in the business of providing medical diagnostic services. The affiliated group of companies includes Vision Diagnostic, Inc., Regional MRI of Orlando, Inc., Regional MRI of Jacksonville, Ltd. and Regional MRI of Toledo, Inc. In addition, Vision is the general partner in West Regional MRI Limited Partnership located in Oak Brook, Illinois.

         Vision Diagnostics, Inc. is the 50% general partner in West Regional MRI Limited Partnership. On April 7, 1999, we acquired the remaining 50% interest in West Regional MRI Limited Partnership at a purchase price of $1,300,000 and recorded goodwill associated with this transaction of $762,265. The consolidated financial statements reflect all of the assets, liabilities, revenues and expenses of the partnership. Prior to this acquisition, the limited partners' share of the partner's capital had been reflected as a minority interest on the accompanying consolidated balance sheet at December 31, 1998. The limited partners' share of the partnership's net income has been presented as minority partners share of income consolidated partnership interest in the accompanying consolidated statement of operations for the years ended December 31, 1999 and 1998.

         On February 9, 2000, we acquired 80% ownership in Ultra MRI & Diagnostics Services ("Ultra") with a combination of 20% in the form of a convertible note and 80% in Restricted Rule 144 common stock. Ultra is a multi-site diagnostic imaging business with offices in Palm Harbor, St. Petersburg and Tampa, Florida. Ultra had approximately $2.5 million in revenue in 1999. Total assets were approximately $1.8 million and total liabilities were approximately $1.3 million as of December 31, 1999. The convertible notes are payable to the principals in an aggregate amount of $125,000 on August 9, 2000, $125,000 on November 9, 2000 and $130,601 due November 9, 2001.

         We plan to seek, investigate and, if such investigation warrants, to acquire controlling interest in business opportunities that are similar in nature to our existing medical diagnostic imaging centers. We plan to concentrate our search to opportunities that are located near our existing centers, but will not restrict our search in other geographical locations. We may seek a business opportunity in the form of firms which have recently commenced operations or are mature businesses.

         In seeking business opportunities, we will base our decision upon the objectives of seeking long-term appreciation in our market value. The analysis of new business opportunities will be pursued under guidelines and objectives established by our officers and directors, and will attempt to analyze all relevant factors and make a determination based upon reasonable investigative measures and available data. Our management will utilize the services of its present attorney and accountants in the investigation of prospective acquisitions. We may also utilize the services of hired consultants.

Risks
-----

         As we acquire additional diagnostic imaging centers with existing revenue streams and additional financing transactions, our working capital requirements can be expected to increase. Our ability to collect the accounts receivable associated with providing diagnostic imaging services will be a significant factor in meeting our working capital needs.

         We may incur operating losses in the coming year. In the immediate future, in order to fund our current working capital deficit, expand our existing operations and acquire additional diagnostic imaging centers, we intend to complete additional private placements of debt and/or equity securities. Our ability to obtain additional sources of financing cannot be assured. Our growth is dependent on its ability to obtain additional funding to expand our existing operations and acquire other diagnostic imaging centers.

BUSINESS

Corporate History
-----------------

         We were incorporated on February 6, 1980, under the laws of the State of Utah, initially under the name of Gold Probe, Inc. In September 1981, we and the Hailey Oil Company, Inc., a Mississippi corporation, entered into an Agreement and Plan of Reorganization whereby we acquired Hailey Oil Company, Inc. and exchanged 4,500,000 shares of its common stock for all the issued and outstanding shares of Hailey Oil Company, Inc. Also, pursuant to the reorganization in January 1982, we changed our name to Hailey Energy Corporation, effected a one (1) for five (5) reverse split of its common stock, and decreased our authorized number of shares to 25,000,000. In October 1986, our authorized shares increased to 100,000,000. In November 1990, we effected a one (1) for thirty (30) reverse split of our common stock and increased the par value of our common stock to $0.15 per share. In November 1992, we changed our name from "Hailey Energy Corporation" to "Cytoprobe Corporation". In January 1994, we effected a one (1) for six (6) reverse split of our common stock. In April 1995, we changed our name to Medical Device Technologies, Inc. to reflect our broadening base of medical products. In June 1996, we effected a one (1) for two (2) reverse split of our common stock. On March 6, 1998, we effected a one
(1) for thirty-five (35) reverse split of our common stock. The par value of our common stock remained at $0.15 per share and the number of authorized shares of common stock (100,000,000) remained unchanged. In October 1999, we changed our name to Miracor Diagnostics, Inc. to reflect our focus in medical diagnostic imaging services.

         Prior to 1992, our business was the exploration and production of hydrocarbons. As of June 1, 1992, we re-entered the development stage. Effective January 1, 1994, we completed the divestiture of all oil and gas properties and was no longer in the hydrocarbon business. Since that time, we have been exclusively a medical based company.

         Prior to 1998, we engaged in the development of three innovative medical devices. The Fluid Alarm System (FAS), formerly called the Personal Alarm System (PAS), monitored the integrity of infection control barriers, such as surgical gloves and gowns worn during medical procedures. The Cell Recovery System (CRS), was a cell "brushing" and retrieval system that used an automated biopsy brush for the collection of specimen cells for diagnostic purposes, primarily (but not limited to) cancer detection. We received FDA clearance for the FAS during the year ended December 31, 1995 and received FDA clearance for the CRS in March 1996. We initiated further clinical trials on the CRS in 1997.The Intracranial Pressure Monitoring System (ICP), was intended to measure pressures within the skull non-invasively. We determined that the licensed ICP technology was not effective. As a result, we recorded an impairment loss on the ICP license in 1997 and deemed the ICP license to have no future value. In 1998, coincident with the purchase of Vision Diagnostics, Inc. and Affiliates, described in the next paragraph, we wrote off the costs associated with the FAS and the CRS licenses, including certain fixed assets and inventory costs, and recognized impairment losses in the amount of $725,458, and $616,093, respectively. However, we continue to retain the rights to the use of the licenses through 2005 and 2008, respectively. Therefore, we may elect to reintroduce either product at a later date.

         On July 14, 1998, we acquired either the stock or substantially all of the assets and liabilities of Vision Diagnostics, Inc. and Affiliates (Vision). Vision Diagnostics, Inc. and Affiliates is in the business of providing medical diagnostic services. The affiliated group of companies includes Vision Diagnostic, Inc., Regional MRI of Orlando, Inc., Regional MRI of Jacksonville, Ltd. and Regional MRI of Toledo, Inc. In addition, Vision is the general partner in West Regional MRI Limited Partnership located in Oak Brook, Illinois.

         We consummated the acquisition of certain assets (primarily related to accounts receivable and property and equipment) and the assumption of certain liabilities (primarily accounts payable and debt) from Regional MRI of Orlando, Inc., Regional MRI of Jacksonville, Ltd. and Regional MRI of Toledo, Inc. for a purchase price of 1,893,356 shares of Restricted Rule 144 common stock. We have accounted for the acquisition using the purchase method of accounting with the assets acquired and the liabilities assumed recorded at fair value, and the results of the acquired entities included in our consolidated financial statements from July 14,1998. Goodwill associated with this transaction amounted to $2,170,550.

         Additionally, at this date, we acquired 100% of the stock of Vision Diagnostics, Inc. with the issuance of 1,568,000 shares of Restricted Rule 144 common stock. We accounted for the acquisition using the purchase method of accounting with the results of operations of the acquired entity included in our consolidated financial statement from the date of acquisition. Goodwill associated with this transaction amounted to $1,577,477.

         During the first quarter of 1999, an additional 200,000 shares of Restricted Rule 144 common stock, valued at $87,500, were issued in connection with the acquisition of Vision Diagnostics, Inc. Accordingly, goodwill associated with this transaction was increased by $87,500.

         On April 7, 1999, we acquired the remaining ownership of West Regional MRI Limited Partnership at a purchase price of approximately $1,300,000. Associated with this transaction, the Company recorded goodwill of $762,265, warrants and the related deferred interest valued at $105,250, additional notes payable for $500,000 due to the limited partners and refinanced a capital lease agreement for an additional $650,000 due to a finance company. The deferred interest is being amortized over sixty months, which is the term of the associated note payable. The $500,000 limited partnership note payable has an interest rate of 8.5%, payable in quarterly installments of $41,665, final payment due June 15, 2002. The $650,000 note payable to a finance company has an interest rate of 12.92% and was added to the refinance of a capital lease with an additional $100,000 representing the purchase option price of the equipment. It has a revised sixty month payment of $27,119 with final payment due March 2004. Warrant amortization to interest expense related to the above note payable amounted to $15,788 as of December 31, 1999.

         We acquired 80% ownership in Ultra MRI & Diagnostics Services ("Ultra") as of February 9, 2000 with a combination of 20% in the form of a convertible note and 80% in Restricted Rule 144 common stock. Ultra is a multi-site diagnostic imaging business with offices in Palm Harbor, St. Petersburg and Tampa, Florida. Ultra had approximately $2.5 million in revenue in 1999. Total assets were approximately $1.8 million and total liabilities were approximately $1.3 million as of December 31, 1999. The acquisition has been accounted for as a purchase in 2000.

         As of March 31, 2000, our common stock, par value $.15 per share, is traded over-the-counter under the symbol "MRDG". Our Redeemable Common Stock Purchase Warrants (the "Redeemable Warrants") and common stock, which previously traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) SmallCap Market under the symbols MEDDW and MEDD were delisted by NASDAQ on September 30, 1997 and March 26, 1998, respectively. Our 6% Cumulative Convertible Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), which previously traded on the NASDAQ SmallCap Market under the symbol "MEDDP", converted to common stock at a ratio of 4/35 (four thirty-fifths) shares of common stock to 1 (one) share of Preferred Stock on July 24, 1997. There were no shares of Preferred Stock outstanding at December 31, 1999.

FACILITIES

         We lease our diagnostic imaging equipment and have offices in San Diego, California, Toledo Ohio, Oak Brook, Illinois, and Jacksonville, Orlando, Tampa, St. Petersburg and Palm Harbor, Florida. Our total lease obligation is currently approximately $110,000 per month with certain leases extending through 2006.

EMPLOYEES

         As of March 31, 2000, we have five full-time and two part-time corporate employees, and thirty-three full-time and seven part-time employees at seven diagnostic imaging centers.

         Our future success depends in significant part upon the continued service of our key technical and senior management personnel. The competition for highly qualified personnel is intense, and there can be no assurance that we will be able to retain our key managerial and technical employees or that we will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. None of our employees is covered by key man life insurance policies.

GOVERNMENT REGULATION

         We are not subject, as a company, to any material governmental regulation or approvals. However, diagnostic imaging devices and operations are subject to inspection and evaluation by regulatory authorities who have jurisdiction over such standards. Such authorities are on the federal, state, and local level, in the United States, where we market our products. Our operations have already been inspected and evaluated by all applicable governmental authorities in the areas in which we operate or plan to operate in the near future. Therefore, the impact of governmental regulation is not expected to be material to our operations.

         We have not incurred costs associated with environmental laws and do not anticipate such laws will have any significant effect on our future business.

                                 USE OF PROCEEDS

         We expect to sell to Swartz $15,000,000 of common stock under the investment agreement, subject to the terms and limitations previously described. Additional amounts may be received if the warrants to purchase common stock are exercised. Net proceeds are determined after deducting all expenses of the offering (estimated to be $65,000).

         We intend, in the following order of priority, to use the net proceeds from this offering as follows:

Acquisition                                              $ 13,100,000

Public Relations                                              300,000

Working capital and general corporate purposes              1,535,000
                                                         -------------

       Total                                             $ 14,935,000
                                                         =============


         The amount and timing of working capital expenditures may vary significantly depending upon numerous factors such as:

         - Revenues generated from existing and anticipated MRI centers,

         - The development of marketing and sales resources,

         - Administrative and legal expenses, and

         - Other requirements not now known or estimable.

        We believe that our available cash and existing sources of funding, together with the proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next 3 years.

                                   LITIGATION

         In March 1998, a lawsuit was filed against us for "false designation" in connection with the use of the name Medical Device Technologies, Inc. During the first quarter of 1999, the lawsuit was settled whereby we agreed to cease using the name of Medical Device Technologies, Inc. effective on June 18, 1999. We obtained approval from our shareholders to change our name to Miracor Diagnostics, Inc. In October 1999, the Company completed the process of changing our name to Miracor Diagnostics, Inc.

         In June 1999, we reached a mutually agreeable settlement regarding the January 1998 Superior Court of the State of California, County of Ventura Lawsuit. We issued 250,000 shares of Restricted Rule 144 common stock in full settlement of such lawsuit. Accordingly, we reclassified the related $93,000 accrued liability to common stock and additional paid-in capital on the accompanying 1999 consolidated balance sheet.

         In July 1999, we instituted suit for non-payment of fees. In August 1999, the defendant filed a cross-complaint for damages. We have no serious financial exposure to this claim. The suit is presently before a mediator for settlement.

         Except as described above, we are not aware of any legal matter or claim pending or threatened that would have a material adverse effect on our consolidated financial position or results of operations. There are no other legal proceedings, to which we are a party, which could have a material adverse effect on us.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto appearing in this Prospectus Forward-Looking Statements

--------------------------

         THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS REGARDING US, OUR BUSINESS, PROSPECTS AND RESULTS OF OPERATIONS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES POSED BY MANY FACTORS AND EVENTS THAT COULD CAUSE OUR ACTUAL BUSINESS, PROSPECTS AND RESULTS OF OPERATIONS TO DIFFER MATERIALLY FROM THOSE THAT MAY BE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY AFFECT SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION: THE IMPACT OF COMPETITION ON OUR REVENUES, CHANGES IN LAW OR REGULATORY REQUIREMENTS THAT ADVERSELY AFFECT OR PRECLUDE CUSTOMERS FROM USING OUR SERVICES FOR CERTAIN APPLICATIONS; ABILITY TO ACQUIRE ADDITIONAL MEDICAL DIAGNOSTIC IMAGING CENTERS; AND FAILURE BY US TO KEEP PACE WITH EMERGING TECHNOLOGIES.

         WHEN USED IN THIS DISCUSSION AS WELL AS IN OTHER ITEMS IN THIS PROSPECTUS, WORDS SUCH AS "BELIEVES", "ANTICIPATES", "EXPECTS", "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE EXCLUSIVE MEANS OF IDENTIFYING FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS REPORT. WE UNDERTAKE NO OBLIGATION TO REVISE ANY FORWARD-LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY SUBSEQUENTLY ARISE. READERS ARE URGED TO CAREFULLY REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY US IN THIS REPORT AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ATTEMPT TO ADVISE INTERESTED PARTIES OF THE RISKS AND FACTORS THAT MAY AFFECT THE COMPANY'S BUSINESS.

General
-------

         From our incorporation in 1980 until June 1992, we engaged exclusively in oil and gas activities. In June 1992, we commenced certain initial activities with respect to the medical device business and in November 1992, changed our name to "Cytoprobe Corporation" to reflect this business change. Thereafter, we continued to increase our activities in the medical device field while simultaneously decreasing its oil and gas activities. On January 1, 1994, we disposed of all our oil and gas interests and ceased all activities related thereto, commenced on a full-time basis our current medical device operations. We changed our name in May 1995, to "Medical Device Technologies, Inc., and at that time we were considered, for accounting purposes to have emerged as a development stage company. In the third quarter of 1998, we redefined our business focus to medical diagnostic imaging services and emerged as an operating company through the acquisition of medical resonance imaging (MRI) centers in Orlando and Jacksonville, Florida, Toledo, Ohio, and the general partnership interest of another center in Oak Brook, Illinois. In April 1999, we acquired the remaining 50% limited partnership interest in the Oak Brook Center. In October 1999, we changed our name to Miracor Diagnostics, Inc. to reflect our change in focus to diagnostic imaging services.

         During 1999, our activities focused on improvement of our capital structure and operations of the acquired MRI centers. As a result, the acquired debt from the MRI acquisitions was reduced, equity was increased $1 million and used for ongoing working capital and quarterly losses of approximately $400,000 in the first and second quarters were reduced to approximately $75,000 in the fourth quarter. Additionally, we identified suitable acquisition targets to position us for growth.

         On February 9, 2000, we acquired 80% ownership in Ultra MRI & Diagnostics Services ("Ultra") with a combination of 20% in the form of a convertible note and 80% in Restricted Rule 144 common stock. Ultra is a multi-site diagnostic imaging business with offices in Palm Harbor, St. Petersburg and Tampa, Florida. Ultra had approximately $2.5 million in revenue in 1999. Total assets were approximately $1.8 million and total liabilities were approximately $1.3 million as of December 31, 1999. The convertible notes are payable to the principals in an aggregate amount of $125,000 on August 9, 2000, $125,000 on November 9, 2000 and $130,601 due November 9, 2001.

         We may incur operating losses in the coming year. In the immediate future, in order to fund expansion of our existing operations and acquire additional diagnostic imaging centers, we intend to complete additional private placements of debt and/or equity securities. Our ability to obtain additional sources of financing cannot be assured. Our growth is dependent on our ability to obtain additional funding to expand our existing operations and acquire other diagnostic imaging centers.

         The following management discussion and analysis and plan of operation should be read in conjunction with the consolidated financial statements and notes thereto.

Results of Operations
---------------------

         Quarter ended March 31, 2000 compared to quarter ended March 31, 1999 and the year ended December 31, 1999 compared to year ended December 31, 1998.

Revenues
--------

         Our net revenues for the three months ended March 31, 2000 were $1,746,307 compared to $803,686 for the three months ended March 31, 1999. The increase of 117.3% is primarily attributed to business growth through increased marketing and to a lesser extent, the acquisition of Ultra MRI Diagnostic Services as of February 9, 2000. Revenue from the MRI centers generated from providing scanning, X-ray and reading services for the medical industry accounted for all of the net revenues in the first quarter of 2000 and 1999.

         Our net revenues for the year ended December 31, 1999 were $3,924,987 compared to $1,869,374 for the year ended December 31, 1998. The increase of 110% is primarily attributed to revenues resulting from the July 1998 acquisition of Vision Diagnostics, Inc. and affiliates. The operations of which were included for the entire year of 1999 as compared to only six months of 1998. Revenue from the MRI centers generated from providing scanning and reading services for the medical industry accounted for all of the net revenues in 1999. The product sales from the FAS represented $1,900 of the sales revenue in 1998 with the remaining revenues representing sales from the MRI centers.

Operating Expenses
------------------

Research and Development

         We had no research and development costs for the quarter ended March 31, 2000. Research and development costs in 1999 were $0 as compared to $102,293 in 1998, representing a decrease of 100%. In 1998, research and development activities were postponed and the only costs were associated with the carrying costs for maintaining ownership of the FAS and CRS licenses. There were no current year costs associated with research and development due to the cessation in late 1998 of all activity related to the FAS and CRS. The ceased and the associated licenses were written-off at that time to reflect our focus on medical diagnostic imaging service centers.

Sales, General and Administrative

         Sales, general and administrative costs were $1,640,944 in the first quarter of 2000 as compared to $1,168,824 in the first quarter of 1999, representing an increase of 40.4%. This increase was primarily attributed to the operating costs resulting from the February 9, 2000 acquisition of Ultra MRI Diagnostics Services and the increased corporate costs associated with the acquisition process as well as with providing services to the newly acquired centers.

         Sales, general and administrative costs were $4,977,308 in 1999 as compared to $2,967,114 in 1998, representing an increase of 67.7%. This increase was primarily the result of operating the MRI centers for a full year compared to only six months in 1998. The increase was partially offset by the discontinued royalties expense and amortization of licenses related to the FAS and CRS. There were no current year costs associated with FAS and CRS licenses and royalties due to the cessation in late 1998 of all activity related to the FAS and CRS.

Write-Off of License Agreements

         In 1998, coincident with the purchase of Vision Diagnostics, Inc. and Affiliates, we wrote-off the FAS and the CRS licenses as well as other related assets and recorded an impairment loss of $1,341,551.

Net Loss

         Our net loss for the three month period ended March 31, 2000 was ($45,157) as compared to ($417,821) for the three month period ended March 31, 1999, representing a 89.2% decline. The decrease in net loss was primarily attributable to increased revenues. The increase of 117.3% in revenue is primarily attributed to business growth through increased marketing and to a lesser extent, the acquisition of Ultra MRI Diagnostic Services as of February 2000. Loss per common share for the first quarter of 2000 was ($0.01) as compared to a ($0.09) loss per common share for the first quarter of 1999. This reduction in loss per common share was attributable to the reduced net loss in the first three month period of 2000 compared to the same period in 1999 and to the increase in the weighted average number of common shares outstanding as of March 31, 2000 as compared to March 31, 1999.

         Our net loss for the year ended December 31, 1999 was ($1,305,208) as compared to ($2,833,850) for the year ended December 31, 1998, representing a 53.9% decline. The decrease in net loss was primarily attributable to increased revenues as well as the discontinuance of research and development, royalties, and license amortization related to the FAS and CRS products. This decrease was partially offset by the increased costs associated with providing services and operating the MRI centers for a full year. Loss per common share for 1999 was ($0.20) as compared to a ($0.93) loss per common share 1998. This reduction in loss per common share was attributable to the reduced net loss in 1999 compared to 1998 and to the increase in the weighted average number of common shares outstanding in 1999 as compared to 1998.

Liquidity and Capital Resources
-------------------------------

         To date, we have funded our capital requirements for our current medical diagnostic imaging operations from cash flows from our operations and the public and private sale of debt and equity securities and the issuance of common stock in exchange for services. Our cash position at March 31, 2000 was $105,915 as compared to $19,122 at March 31, 1999, representing a 454% increase. In the first quarter of 2000, $48,238 of net cash was provided by operating activities. We received $54,772 from increases in the line of credit and $191,016 from the proceeds of Restricted Rule 144 common stock issued during the first three months of 2000. Net cash provided by operating activities in the first three months of 2000 included a net loss of ($45,157). Contributing to this net loss was a decrease in other net assets (excluding cash) of ($613,117), which was offset by $706,512 in common stock paid for services and interest in lieu of cash, depreciation/amortization, minority interest, bad debt expense and accrued compensation expense. Changes in current assets and current liabilities resulted in a deficit in the Company's working capital position of $95,316 at March 31, 2000 as compared to a negative working capital of $1,258,564 at December 31, 1998.

         Our cash position at December 31, 1999 was $106,517 as compared to $77,906 at December 31, 1998, representing a 36.7% increase. In 1999, $288,207 of net cash was provided by operating activities. We received $150,000 from the proceeds of notes payable and $485,000 from the proceeds of Restricted Rule 144 common stock issued during 1999. Net cash provided by operating activities in 1999 consisted principally of a net loss of ($1,305,208). Contributing to this net loss was a decrease in other net assets (excluding cash) of ($299,068), which was offset by $1,892,483 in common stock paid for services and interest in lieu of cash, depreciation /amortization, minority interest, bad debt expense, write-off of notes payable, cancellation of restricted Rule 144 common stock and accrued compensation expense. Changes in current assets and current liabilities resulted in a deficit in our working capital position of $544,186 at December 31, 1999 as compared to a negative working capital of $1,258,564 at December 31, 1998. Our current deficit in working capital requires us to obtain funds in the short-term , and in the longer term to continue to provide services in our current MRI centers and to acquire additional MRI centers. We are seeking to fund these and other operating needs in the next 12 months from funds to be obtained through the proceeds of additional private placements or public offerings of debt or equity securities, or both.

         In the immediate future, in order to fund our current working capital deficit, expansion of our existing operations as well as acquire additional diagnostic imaging sites for growth, we intend to seek to complete this offering of equity securities. Our ability to obtain additional sources of financing cannot be assured. Our growth is dependent on our ability to obtain such additional funding.

         Pursuant to an investment letter dated February 23, 1999 with an individual, we received $25,000 for the purchase of 62,500 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated March 8, 1999 with an individual, we received $100,000 for the purchase of 250,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated March 12, 1999 with an individual, we received $10,000 for the purchase of 25,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to investment letters dated May 25, 1999 and June 7, 1999 with a limited liability company, we received $100,000 for the purchase of 250,000 shares and $50,000 for the purchase of 125,000 shares, respectively. Both investment letters were to purchase shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated May 25, 1999 with a corporation, we received $100,000 for the purchase of 250,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated September 15, 1999 with a limited liability company, we received $50,000 for the purchase of 66,667 shares of Restricted Rule 144 common stock at a purchase price of $.75 per share. Pursuant to an investment letter dated December 4, 1999 with a limited liability company, we received $50,000 for the purchase of 111,111 shares of Restricted Rule 144 common stock at a purchase price of $.45 per share. As of December 31, 1999, all 1,140,278 shares had been issued.

         Pursuant to an investment letter dated February 7, 2000 with an individual, we received $50,000 for the purchase of 125,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated February 8, 2000 with an individual, we received $50,000 for the purchase of 125,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to investment letters dated March 10, 2000 with six individuals, we received $90,000 for the total purchase of 138,600 shares of Restricted Rule 144 common stock at a purchase price of $.65 per share. As of March 31, 2000, all 388,6000 shares had been issued.

         During the fourth quarter of 1997, we issued $100,000 ($50,000 to three of our directors) in principal amount of 36% short-term convertible notes payable, due May 18, 1998, to five individuals to finance operations until a corporate acquisition could be completed. Until payment in full, the unpaid principal amount of these notes, or any portion may, at the election of the noteholder at any time, be converted at the conversion price per share of fifty (50%) percent of the previous thirty day average trading bid price as of the date of conversion (as amended). As additional consideration for these loans, the individual lenders, including the directors, were awarded an aggregate of warrants to purchase 1,429 shares of common stock for every $12,500 loaned to us at an exercise price of $4.20 per share. In connection with the issuance of the warrants to the individuals, we did not recognize additional interest expense, as the value of the warrants was deemed to be immaterial. The interest rate and terms of these notes were made at arms length.

         On June 19, 1998, 164,096 shares of Restricted Rule 144 common stock were issued in order to convert all of these 1997 notes including principal and accrued interest payable. No cash was paid to these individuals nor to the directors for interest. Restricted Rule 144 common stock paid to these individuals and to the directors for interest was $21,300 at December 31, 1998 and $0 for the year ended December 31, 1999. Accrued interest was $0 for the year ended December 31, 1998. All of the noteholders did not elect to exercise the related warrants, thus, all such warrants expired on May 18, 1998.

         During the year ended December 31, 1998, we issued $240,020 in principal amount of short-term convertible notes payable, due one year from the date of the related note or the date we receive funding from any offering or merger with another corporation, to four individuals to finance operations until a corporate acquisition could be completed. Until payment in full, the unpaid principal and accrued interest amounts of these notes, may be converted, at the option of the noteholder, into our common shares at any time prior to repayment thereof at a conversion price per share of fifty (50%) percent of the previous thirty day average trading bid price as of the date of conversion. These notes accrue interest at a rate per annum equal to one (1%) percent over the referenced prime lending rate announced from time to time by Bank of America in San Francisco, California. As additional consideration for these loans, the individual lenders were awarded 6,250 Restricted Rule 144 common stock for every $12,500 loaned to us.

         During the second and third quarters of 1998, 391,858 shares (including the additional consideration shares) of Restricted Rule 144 common stock were issued in order to convert all of these 1998 short-term convertible notes, including principal and accrued interest payable, except for one note for $15,000, which was still outstanding at December 31, 1998. Cash paid to these individuals for interest was $0 for the year ended December 31, 1998. Restricted Rule 144 common stock paid to these individuals for interest was $13,708 during the year ended December 31, 1998. Accrued interest amounted to $1,248 as of December 31, 1998.

         Pursuant to an investment letter dated June 26, 1998 with an individual, the Company received $55,000 for the purchase of 55,000 shares of Restricted Rule 144 common stock at a purchase price of $1.00 per share. As of December 31, 1998, all such shares had been issued.

         Pursuant to an investment letter dated February 23, 1999 with an individual, we received $25,000 for the purchase of 62,500 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated March 8, 1999 with an individual, we received $100,000 for the purchase of 250,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated March 12, 1999 with an individual, we received $10,000 for the purchase of 25,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to investment letters dated May 25, 1999 and June 7, 1999 with a limited liability company, we received $100,000 for the purchase of 250,000 shares and $50,000 for the purchase of 125,000 shares, respectively. Both investment letters were to purchase shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated May 25, 1999 with a corporation, we received $100,000 for the purchase of 250,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated September 15, 1999 with a limited liability company, we received $50,000 for the purchase of 66,667 shares of Restricted Rule 144 common stock at a purchase price of $.75 per share. Pursuant to an investment letter dated December 4, 1999 with a limited liability company, we received $50,000 for the purchase of 111,111 shares of Restricted Rule 144 common stock at a purchase price of $.45 per share. As of December 31, 1999, all 1,140,278 shares had been issued.

         In September 1999, we issued $50,000 in principal amount of 10% Promissory notes payable, due March 31, 2000, to two directors and an individual to finance operations. As additional consideration for these loans, the individual lenders, including the directors, were awarded total warrants to purchase 40,000 shares of common stock at an exercise price of $0.625 per share. In connection with the issuance of the warrants to the individuals, we are recognizing additional interest expense of $10,938, which is being amortized over the terms of the loans. Accrued interest expense and warrant amortization to interest expense related to these loans amounted to $1,667 and $1,944, respectively, as of December 31, 1999.

PLAN OF OPERATION

Emergence from a Development Stage Company
------------------------------------------

         We emerged in 1998 from a development stage to an operating company through the corporate acquisition of Vision Diagnostics, Inc. and affiliates.

Our Capital Requirements
------------------------

         Our greatest cash requirements during 2000 will be for funding growth through expansion of our existing operations and for future acquisitions of additional diagnostic imaging centers.

         We are seeking to fund activities and other operating needs in the next thirty-six months from funds to be obtained through our investment agreement with Swartz Private Equity, LLC.

         Subsequent to the next thirty-six months, we plan to finance our long-term operations and capital requirements with the profits and funds generated from the revenues of our MRI centers. We may obtain future funding through new private financings and public offerings of debt and equity securities.

Year 2000 Compliance
--------------------

         In the past, many computers, software programs, and other information technology ("IT systems"), as well as other equipment relying on microprocessors or similar circuitry ("non-IT systems"), were written or designed using two digits, rather than four, to define the applicable year. As a result, if not addressed these systems may not have been able to properly interpret dates beyond the Year 1999, which may have led to business disruptions. Accordingly, we identified and performed all needed material modifications and testing of significant systems, and communicated with customers, suppliers, banks and others with whom we do significant business to determine their Year 2000 readiness and the extent to which we were vulnerable to any other organization's Year 2000 issues.

         We consider the transition into the year 2000 successful from the perspective of its systems. In addition to the changeover to January 1, 2000, it has been shown that certain other dates may also present similar problems for some systems. We continue to monitor the situation. To date, we have not experienced any material Year 2000 issues with respect to our systems, customers or suppliers.

         We estimate that the total cost to us of Year 2000 activities has been less than $10,000.


         MANAGEMENT

         Our Directors and Executive Officers, on March 31, 2000, and their ages, positions held with the Company, length of time in such positions, and term of office are set forth below:

 Name and Age          Current Position          Director Since   Officer Since
 ------------          ----------------          --------------   -------------

 M. Lee Hulsebus       Chairman of the Board,       11/11/94          8/31/94
 Age 61                Chief Executive Officer,
                       President

 Richard E. Sloan      Vice President of                              3/15/96
 Age 50                Operations and New
                       Business Development

 Ross S. Seibert       Chief Financial Officer                        2/21/00
 Age 37

 Don L. Arnwine        Director                     3/6/95
 Age 67

 Arthur E. Bradley     Director                     9/26/86
 Age 66

 Thomas E. Glasgow     Director                     11/11/94
 Age 46

 Robert S. Muehlberg   Director                     3/11/99
 Age 46

         The principal occupations and positions for the past several years of each of our executive officers and directors are as follows:

         M. Lee Hulsebus has been in the health care field for 34 years. >From January 1990 until he joined the Company in August 1994, he was the President and owner of his own health care consulting firm. From 1990 to 1992, Mr. Hulsebus also served as President and Chief Operating Officer of Sports Support, Inc., a sports medicine company. From 1988 until 1990, he served as Medical Group President (worldwide operations) for Teleflex, Inc. For 22 years prior to that, Mr. Hulsebus was employed by Becton-Dickinson & Co. and C.R. Bard, Inc., both of which are leading companies in the health care industry. Mr. Hulsebus has served in the capacity of President/Chief Executive Officer for the past 20 years for various companies.

         Richard E. Sloan has been Vice President of New Business Development since March 1996 and Vice President of Operations since July 14, 1998. Mr. Sloan was also a consultant to the Company from August 1995 to March 1996. >From March 1995 to July 1995, Mr. Sloan served as Chief Executive Officer of WorldWide Products, Inc., a private Los Angeles based development and marketing firm that distributes pharmaceutical products to plastic surgeons and dermatologists. Prior thereto, from March 1992 to March 1995 he served as corporate marketing director and general manager for Industrial Products of UniFET Incorporated, a private company based in San Diego, California involved in the development of solid-state sensor-based medical products. From December 1989 through March 1992, Mr. Sloan managed his own mergers and acquisition business with First Pacific Group, located in Carlsbad, California, which provided investment and financial services to privately-held companies in southern California. Prior to that Mr. Sloan had held various management positions with Baxter International, Deerfield, IL and IVAC Corporation, San Diego, CA.

         Ross S. Seibert has been Chief Financial Officer since February, 2000. Mr. Seibert was with Deloitte & Touche since 1986 and served as Senior Manager. He received a BS in accounting from Indiana University and a MBA in finance from San Diego State University.

         Don L. Arnwine has been President of Arnwine Associates of Irving, Texas, a company he founded to provide specialized advisory services to the health care industry, since 1988. Mr. Arnwine served as Chairman and Chief Executive Officer from 1985 until 1988 of Voluntary Hospitals of America (VHA), a company he joined in 1982. Prior to joining VHA, Mr. Arnwine served as President and Chief Executive Officer of Charleston Area Medical Center, a 1000-bed regional facility care center in the State of West Virginia. Mr. Arnwine holds a BS degree in Business Administration from Oklahoma Central State University and a Masters degree in Hospital Management from Northwestern University.

         Arthur E. Bradley, DDS has been a practicing dentist since 1961. Dr. Bradley has been involved for his own account in real estate investments for twenty years and has been active in oil and gas investments for fifteen years. Dr. Bradley graduated from the University of Mississippi at Hattiesburg and obtained his degree in Dentistry from Loyola University Dental School.

         Thomas E. Glasgow has been President and co-owner of Integrated Trade Systems ("ITS"), a Chicago, Illinois company from April 1992 to the present. Mr. Glasgow and another individual purchased ITS from its parent company in 1992. ITS is a logistics management company specializing in the development and marketing of import and export document generation systems. From 1989 through 1991, Mr. Glasgow was a partner with Wharton Resource Group and a consultant with ITS. Wharton Resource Group is a strategic management company specializing in the development of early stage companies. Prior to these activities, he was a director with Federal Express Corporation for 11 years in various senior management capacities.

         Robert S. Muehlberg has been President and Chief Executive Officer of Envision Management, Inc. of Las Vegas, NV, a company that provides management and consulting services to the health care industry since 1997. Mr. Muehlberg served as Chairman and Chief Executive Officer from 1994 until 1997 of Medical Imaging Centers of America, Inc. (MICA), a company he joined in 1985. Prior to joining MICA, Mr. Muehlberg held various management positions at International Imaging, Inc., Chicago, IL and American Medical International (AMI) Clearwater, FL. Mr. Muehlberg holds a Bachelor's degree in Health Science from the University of Missouri and a Masters degree in Business Administration from Nova Southeastern University.

         EXECUTIVE COMPENSATION

         The following table sets forth the Summary Compensation Table for our Chief Executive Officer and the next most highly compensated executive officer other than the Chief Executive Officer who were serving as executive officers at the end of the last completed fiscal year. No other compensation not covered in the following table was paid or distributed by the Company to such persons during the period covered. Employee Directors receive stock compensation for service on the Board of Directors. Directors who are not employees receive a fee of 3,000 shares per quarter plus travel expenses for each Board Meeting.

                                                 Annual Compensation             Long Term Compensation
                                                 -------------------             ----------------------
                                                    Other
                                                    Annual                           LTIP          All
                                                    Compen-           Restricted   Options       Other
                                       Salary       sation              Stock       SARs        Compen-
Name                     Position       Year         $(1)    Bonus      $ (2)       Awards      sation $ (3)
-----------------------------------------------------------------------------------------------------------------------
M. Lee Hulsebus(1)       President      1999      $162,000     -0-     $23,177(2)   $56,573     120,000     -0-     -0-
                                        1998      $112,154     -0-        -0-         -0-                   -0-     -0-
                                        1997      $162,000   $16,800   $15,411(4)     -0-         5,714   $19,500   -0-

Richard E. Sloan(5)      Vice Pres      1999      $115,500     -0-      $6,354(2)    $9,885(2)   50,000     -0-     -0-
                                        1998       $78,696     -0-        -0-        $1,767       -0-       -0-     -0-
                                        1997      $105,300    $5,400    $4,954(6)    $9,629       2,143    $1,950   -0-

(1) In August, 1994, we entered into an exclusive four-year term employment agreement with Mr. M. Lee Hulsebus. Under his employment agreement, Mr. Hulsebus is to serve as our Chief Executive Officer and President and to receive a base salary of $162,000 per annum. In addition, in 1994, we entered into a severance agreement with Mr. Hulsebus. Such severance agreement provides, among other things, that in the event of a change in control of us or Mr. Hulsebus is involuntarily terminated, suffers a disability while employed by us or dies while employed by us, then Mr. Hulsebus is entitled to receive certain benefits from us. Such benefits may include some or all of the following: an amount based on Mr. Hulsebus' base salary as provided for in Mr. Hulsebus's employment agreement; an amount based on the bonus paid or payable to Mr. Hulsebus as provided for in Mr. Hulsebus' employment agreement; the right to receive common stock that shall vest immediately; the right to exercise any warrants or stock options held by or granted to Mr. Hulsebus under Mr. Hulsebus' employment agreement or any of our stock option plans or both; health insurance and disability insurance. Mr. Hulsebus will not receive any benefits if Mr. Hulsebus voluntarily terminates his employment with us or we terminate Mr. Hulsebus "for cause," which is defined as the conviction of Mr. Hulsebus after appeal of a felony. On August 2, 1999, the Board of Directors extended the term of Mr. Hulsebus' employment agreement and severance agreement for an additional one (1) year period, or until August 31, 2002.

(2)      Represents Rule 144 stock paid as 1999 bonus compensation.

(3) Represents incentive stock option granted pursuant to Incentive Stock Option Plan.

(4)      Represents a common stock grant of 22,400 shares.

(5) In March, 1996, we entered into an exclusive employment agreement with Mr. Richard E. Sloan under which he is to serve as our Vice President of Operations and New Business Development. Mr. Sloan receives a base salary of $118,000 per annum.

(6)      Represents a common stock grant of 7,200 shares


         Compensation Committee Interlocks and Insider Participation
         -----------------------------------------------------------

         We have an Audit Committee and a Compensation Committee of the Board of Directors. Both committees were activated in 1996. The Audit Committee held one meeting prior to the fiscal year end. The Compensation Committee held three meetings prior to the fiscal year end.

         The members of the Audit Committee are Don L. Arnwine and Thomas E. Glasgow.

         The members of the Compensation Committee are Don L. Arnwine, Thomas E. Glasgow and M. Lee Hulsebus.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following sets forth the number of shares of our Common Stock beneficially owned by (i) each person who, as of March 31, 2000, was known by us to own beneficially more than five percent (5%) of our Common Stock; (ii) our individual directors and (iii) our officers and directors as a group. As of March 31, 2000, there were a total of 10,698,168 shares of Common Stock issued and outstanding.

NAME AND ADDRESS                     AMOUNT AND NATURE OF             PERCENT OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)(2)      CLASS
-------------------                  ---------------------------      ----------

M. Lee Hulsebus                                 469,528                  4.38
9191 Towne Centre Drive
Suite 400
San Diego, CA 92122

Arthur E. Bradley, DDS                           15,000                     *
9191 Towne Centre Drive
Suite 400
San Diego, CA 92122

Thomas E. Glasgow                                30,125                     *
9191 Towne Centre Drive
Suite 400
San Diego, CA 92122

Don L. Arnwine                                    9,000                     *
9191 Towne Centre Drive
Suite 400
San Diego, CA 92122

Robert S. Muelberg                               81,525                     *
9191 Towne Centre Drive
Suite 400
San Diego, CA 92122

Ross S. Seibert                                  15,000                     *
9191 Towne Centre Drive
Suite 400
San Diego, CA 92122

Richard E. Sloan                                 78,850                   .74
9191 Towne Centre Drive
Suite 400
San Diego, CA 92122

Fred Bergmann                                   800,000                  7.74
4914 N. Armenia Avenue
Tampa, FL  33603

John McCoskrie                                  800,000                  7.74
4914 N. Armenia Avenue
Tampa, FL  33603

Larry M. Lammers (3)                          1,665,383                 15.57
715 Ironwood Court
Winter Springs, FL 32708

All officers and directors as a Group           699,028                  6.53
(seven persons)

* Less than one percent

(1) All ownership is beneficial and of record, unless indicated otherwise and includes shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days.

(2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(3) Includes 1,316,537 shares held in trust for the benefit of Dr. Lammers as to which Mr. Hulsebus, on behalf of our Board of Directors, maintains share voting power. Does not include 447,011 shares that were interpleaded into the court for satisfaction of a pending lawsuit.

         CERTAIN TRANSACTIONS

         There were no transactions, or series of transactions, during fiscal 1998 or 1999, nor are there any currently proposed transactions, or series of transactions, to which we are a party, in which the amount exceeds $60,000, and in which to our knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest.


         TRADING MARKET AND RELATED MATTERS

         Our common stock is traded over-the-counter under the symbol MRDG. The following table sets forth, for the periods indicated, the high and low bid prices for the common stock, as reported by the OTC Bulletin Board during 1998 and 1999. Common stock prices have been adjusted to reflect the one for thirty-five reverse split effective March 6, 1998.

                                                            Bid Price
                                                   High                   Low
                                                  ----------------------------
1998
----
         First Quarter                            $ 2.50               $  .55
         Second Quarter                           $ 2.31               $ 1.14
         Third Quarter                            $ 2.13               $  .94
         Fourth Quarter                           $ 1.06               $  .56

1999
----
         First Quarter                            $ 1.68               $  .68
         Second Quarter                           $ 2.15               $  .65
         Third Quarter                            $ 2.37               $  .94
         Fourth Quarter                           $ 1.56               $  .59


         On June 30, 2000, the closing bid and asked prices of our Common Stock, as reported by the OTC Bulletin Board, were $0.32 and $0.35 per share, respectively.

         We received notice from NASDAQ, at the close of business on March 24, 1998, that our stock, which had previously traded on the Small Cap Market, was being delisted as of the date of notification for failure to meet the minimum requirement for tangible net assets value.

         On March 31, 2000, there were approximately 1,213 holders of record of our Common Stock.

         We have not paid any cash dividends with respect to our common stock, and it is unlikely we will pay any dividends on our common stock in the foreseeable future. We were required to pay a 6% cumulative, semi-annual dividend with respect to our Preferred Stock in shares of common stock, and, through July 24, 1997, the date the Preferred Stock converted, by its terms, to four/thirty-fifths (4/35 rounded to the nearest whole number of shares) shares of common stock for each share of Preferred Stock, we made each of such dividend payments. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

         DESCRIPTION OF SECURITIES

         Our authorized stock consists of 100,000,000 authorized shares of Common Stock, par value $.15 per share, 10,698,168 shares of which were outstanding as of March 31, 2000; and 10,000,000 authorized shares of Preferred Stock par value .01 per share, of which no shares of Preferred Stock were outstanding.

Common Stock
------------

         Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

         All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Preferred Stock
---------------

         6% Cumulative Convertible Series A Preferred Stock
         --------------------------------------------------

         We originally issued 1,847,500 shares of 6% Cumulative Convertible Series A Preferred Stock, par value $.01 per share (the "Preferred Stock") pursuant to an underwritten public offering ("Offering") on June 24, 1996. Each share of Preferred Stock was convertible into four (4) shares of Common Stock at a price of $1.25 per share of Common Stock. In accordance with their terms and conditions of the Preferred Stock on July 24, 1997, any and all shares of Preferred Stock were automatically converted into shares of Common Stock. Accordingly, there are currently no shares of Preferred Stock issued and outstanding, and all of the originally issued 1,847,500 shares of Preferred Stock have been retired and have become authorized but unissued shares of Preferred Stock.

Other Preferred Stock
---------------------

         As of the date hereof, we have no shares of preferred stock issued and outstanding. Our Articles of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in our control. Although we have no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future. If we issue preferred stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered thereby.

Transfer Agent
--------------

         We have appointed Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209 as our transfer agent. Their phone number is (303) 282-4800.

         LEGAL MATTERS

         David Wagner & Associates, P.C., Attorneys at Law, Englewood, Colorado, has rendered its opinion that the securities offered pursuant to this Prospectus will, when issued as described in this Prospectus, be duly authorized, validly issued, fully paid and non-assessable shares. This firm and one of its affiliates own a total of 29,000 of our Common shares.

         EXPERTS

         The financial statements included in this Prospectus have been examined by Parks, Tschopp, Whitcomb & Orr, P.A., Maitland, Florida, independent certified public accountant, as set forth in their report herein and are included herein in reliance upon the authority of said firm as an expert in accounting and auditing.

         AVAILABLE INFORMATION

         We file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information may be obtained at the following Regional Offices of the SEC: 75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC's Washington, D.C. office at prescribed rates.

         We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

         We have filed a registration statement on Form SB-2, of which this prospectus is a part, with the SEC. This registration statement or any part thereof may also be inspected and copied at the public reference facilities of the SEC.

                             MIRACOR DIAGNOSTICS, INC. AND SUBSIDIARIES

                                    CONSOLIDATED BALANCE SHEETS

ASSETS
------                                                             March 31,          December 31,
                                                                     2000                1999
                                                                ---------------     ---------------
                                                                  (unaudited)
Current assets:
     Cash and cash equivalents                                  $      105,915      $      106,517
     Accounts receivable (net of allowance of $1,749,182
          and $1,308,016)                                            3,750,478           2,723,306
     Prepaid expenses and other assets                                  64,255              33,965
                                                                ---------------     ---------------
               Total current assets                                  3,920,648           2,863,788
                                                                ---------------     ---------------

Property and equipment:
     Equipment under capital leases                                  4,235,633           3,398,458
     Machinery and equipment                                           252,320             211,706
     Leasehold improvements                                            528,599             426,632
     Furniture and fixtures                                             41,938              33,799
                                                                ---------------     ---------------
                                                                     5,058,490           4,070,595

     Less accumulated depreciation                                  (2,005,029)         (1,866,309)
                                                                ---------------     ---------------

Net property and equipment                                           3,053,461           2,204,286

Intangible assets:
     Goodwill                                                        6,293,352           4,788,143
     Organization costs                                                160,930             160,930
          Less accumulated amortization                               (365,654)           (319,427)
                                                                ---------------     ---------------

                                                                     6,088,628           4,629,646

Other assets                                                           264,584             231,015
                                                                ---------------     ---------------
               Total assets                                     $   13,327,321      $    9,928,735
                                                                ===============     ===============

See notes to consolidated financial statements.

                            MIRACOR DIAGNOSTICS, INC. AND SUBSIDIARIES

                                    CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------                                March 31,          December 31,
                                                                      2000                1999
                                                                 ---------------     ---------------
                                                                   (unaudited)
Current liabilities:
     Accounts payable                                            $      867,213      $      849,560
     Accrued expenses                                                   390,279             491,470
     Lines of credit                                                    634,556             506,384
     Due to Shareholders - current portion                              250,000                   -
     Notes payable  - current portion                                 1,029,098             939,112
     Capital lease obligations - current portion                        844,818             669,307
                                                                 ---------------     ---------------
               Total current liabilities                              4,015,964           3,455,833
                                                                 ---------------     ---------------

Other liabilities:
     Due to Shareholders - long term                                    130,160                   -
     Note payable - long term                                           597,724             683,656
     Capital lease obligations - long term                            3,192,960           2,683,535
                                                                 ---------------     ---------------
               Total liabilities                                      7,936,808           6,823,024
                                                                 ---------------     ---------------

Minority interest                                                       121,907                   -
                                                                 ---------------     ---------------
Commitments and contingencies (note 6)

Stockholders' equity
     Series I convertible preferred stock (247,500 shares
         authorized; 0 issued and outstanding)                                -                   -
     6% cumulative convertible Series A preferred stock,
         and $.01 par value (1,972,500 shares authorized;
         0 shares issued and outstanding)                                     -                   -
     Preferred stock, $.01 par value (10,000,000 shares
         authorized; 0 shares issued and outstanding)                         -                   -
     Common stock, $.15 par value (100,000,000 shares
         authorized; 10,698,810 and 7,980,956 outstanding)            1,604,822           1,197,143
     Common stock to be issued (935,170 and 770 shares)                 584,134              23,494
     Warrants                                                           122,750             122,750
     Additional paid-in capital                                      28,943,750          27,705,952
     Deferred stock compensation                                         32,534              30,599
     Accumulated deficit                                            (26,019,384)        (25,974,227)
                                                                 ---------------     ---------------
               Total stockholders' equity                             5,268,606           3,105,711
                                                                 ---------------     ---------------
               Total liabilities and stockholders' equity        $   13,327,321      $    9,928,735
                                                                 ===============     ===============

See notes to consolidated financial statements.

                           MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (unaudited)


                                                 Three Months ended March 31,
                                                  2000                 1999
                                             ---------------     ---------------

Patient service revenue                      $    2,326,158      $    1,093,560
Discounts and allowances                           (579,851)           (289,874)
                                             ---------------     ---------------
          Net revenues                            1,746,307             803,686
                                             ---------------     ---------------

Operating expenses:
     Sales, general and administrative            1,640,944           1,168,826
                                             ---------------     ---------------

          Total operating expenses                1,640,944           1,168,826
                                             ---------------     ---------------

          Income/(Loss)from operations              105,363            (365,140)

Other income (expense):
     Interest expense                              (168,360)            (84,262)
     Other income                                    27,524              11,932
                                             ---------------     ---------------
     Loss before minority interest                  (35,473)           (437,470)

Minority interest                                    (9,684)             19,649
                                             ---------------     ---------------
Net loss                                     $      (45,157)     $     (417,821)
                                             ===============     ===============

Loss per share:
Basic and diluted loss per common share      $        (0.01)     $        (0.09)
                                             ===============     ===============
Weighted average common shares outstanding        8,034,824           4,782,417
                                             ===============     ===============

See notes to consolidated financial statements.

                                                 MIRACOR DIAGNOSTICS, INC.

                                                     AND SUBSIDIARIES

                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                        For the Three Months ended March 31, 2000

                                                        (unaudited)


                                                          PREFERRED STOCK           COMMON STOCK          ADDITIONAL     COMMON
                                                    ------------------------- -------------------------   PAID-IN        STOCK
                                                       SHARES        AMOUNT      SHARES       AMOUNT      CAPITAL     TO BE ISSUED
                                                    ------------ ------------ ------------ ------------ ------------- ------------
Balance, January 1, 2000                                      -  $         -    7,980,956  $ 1,197,143    27,705,952  $    23,494

Common stock issued for compensation, interest,
      principal of notes payable and services                 -            -      300,429       45,064       232,690            -
Restricted Section 144 common stock issued
      for compensation, interest and services                 -            -      302,575       45,387       122,492            -
Restricted Section 144 common stock sold                      -            -      388,600       58,290       131,710            -
Restricted Section 144 common stock issued for
     principal and accrued interest on capital
     lease obligation                                         -            -      125,000       18,750        30,078
Restricted Section 144 common stock issued
     for acquisition of Ultra MRI & Diagnostics
     Services                                                 -            -    1,600,000      240,000       720,000      560,640
Common Stock issued for the conversion of employee
     stock options                                            -            -        1,250          188           828
Accrued stock compensation                                    -            -            -            -             -            -
Net loss                                                      -            -            -            -             -            -
                                                    ------------ ------------ ------------ ------------ ------------- ------------
Balance, March 31, 2000                                       -  $         -   10,698,810  $ 1,604,822  $ 28,943,750  $   584,134
                                                    ============ ============ ============ ============ ============= ============

(continued below)

                                                                WARRANTS     DEFERRED     ACCUMULATED
                                                                           COMPENSATION     DEFICIT        TOTAL
                                                              ------------ ------------- ------------- -------------
Balance, January 1, 2000                                      $   122,750  $     30,599  $(25,974,227) $  3,105,711
Common stock issued for compensation, interest,
       principal of notes payable and services                          -             -             -       277,754
Restricted Section 144 common stock issued
      for compensation, interest and services                           -             -             -       167,879
Restricted Section 144 common stock sold                                -             -             -       190,000
Restricted Section 144 common stock issued for principal
     and accrued interest on capital lease obligation                   -             -             -        48,828
Restricted Section 144 common stock issued
     for acquisition of Ultra MRI & Diagnostics Services                -             -             -     1,520,640
Common Stock issued for the conversion of employee
     stock options                                                      -             -             -         1,016
Accrued stock compensation                                              -         1,935             -         1,935
Net loss                                                                -             -       (45,157)      (45,157)
                                                              ------------  ------------ ------------- -------------

Balance, March 31, 2000                                       $   122,750   $    32,534  $(26,019,384) $  5,268,606
                                                              ============  ============ ============= =============

See notes to consolidated financial statements.

                                            MIRACOR DIAGNOSTICS, INC.

                                                 AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    (unaudited)

                                                                                    Three Months ended March 31,
                                                                                     2000                1999
                                                                                ---------------     ---------------
Cash flows from operating activities:
     Net loss                                                                   $      (45,157)     $     (417,821)
     Adjustments to reconcile net loss to net cash
         provided by (used in) operating activities:
           Stock paid for services and interest                                        371,737             253,138
           Compensation recognized relating to accrued
                  employee stock grants and warrants                                     1,935                   -
           Minority interest                                                             9,684             (19,649)
           Bad debt expense                                                            131,489                   -
           Depreciation and amortization                                               191,667             163,893
           Changes in assets and liabilities excluding
              net assets acquired:
              Accounts receivable                                                     (343,744)            157,959
              Prepaid expenses and other current assets                                 17,569            (195,166)
              Other assets                                                             (56,186)            (12,135)
              Accounts payable and accrued expenses                                   (230,756)            (52,001)
                                                                                ---------------     ---------------
                     Net cash provided by (used in) operating activities                48,238            (121,782)
                                                                                ---------------     ---------------

Cash flows from investing activities:
     Purchase of property and equipment                                                (17,870)                  -
     Cash acquired in purchase of company                                                1,083                   -
                                                                                ---------------     ---------------

                     Net cash used in investing activities                             (16,787)                  -
                                                                                ---------------     ---------------

Cash flows from financing activities:
     Proceeds from notes payable                                                             -             100,000
     Principal payments on notes payable                                               (68,470)            (33,396)
     Increase in line of credit                                                         54,772                   -
     Proceeds from issuing common stock                                                191,016             135,000
     Principal payments on capital lease obligations                                  (209,371)           (138,606)
                                                                                ---------------     ---------------

           Net cash provided by (used in) financing activities                         (32,053)             62,998
                                                                                ---------------     ---------------

Net decrease in cash and cash equivalents                                                 (602)            (58,784)

Cash and cash equivalents, beginning of period                                         106,517              77,906
                                                                                ---------------     ---------------

Cash and cash equivalents, end of period                                        $      105,915      $       19,122
                                                                                ===============     ===============

See notes to consolidated financial statements.

                                             MIRACOR DIAGNOSTICS, INC.

                                                 AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    (unaudited)

                                                                                    Three Months ended March 31,
                                                                                      2000                1999
                                                                                ---------------     ---------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

PAYMENTS FOR:
     Interest                                                                   $      117,421      $       69,617

SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW INFORMATION:

STOCK ISSUED FOR:
     Legal, professional and employee services and interest                            371,737             253,138
     Principal payments on notes payable and capital lease obligations                 122,724                   -
                                                                                ---------------     ---------------
                                                                                $      494,461      $      253,138
                                                                                ===============     ===============

During the period ended March 31, 2000, the Company acquired the net assets of Ultra MRI & Diagnostics Services in exchange for 2,534,400 shares of Restricted Rule 144 common stock and a payable of $380,160. The net assets acquired were as follows:

              Cash                                           $         1,083
              Accounts receivable                                    814,917
              Property and equipment                                 970,025
              Other Assets                                            31,963
              Accounts payable and other liabilities                 (93,916)
              Capital lease obligations                             (943,135)
              Notes payable                                         (146,421)
              Lines of credit                                        (73,400)
                                                             ----------------
                                                             $      (561,116)
                                                             ================

              Common stock issued                            $     1,520,640
              Due to shareholders                                    380,160
              Direct costs of acquisition                             53,302
              Minority interest                                      112,223
              Goodwill                                            (1,505,209)
                                                             ----------------
                                                             $       561,116
                                                             ================


During the first quarter ended 2000 and 1999, deferred compensation expense of $1,935 and $0, respectively, were recorded relating to accrued employee stock grants in order to value such shares at the estimated fair market value at the date of grant.

During the first quarter of 1999, short-term convertible notes payable in the amount of $15,000 were converted along with accrued interest payable of $1,608 into 55,119 shares of Restricted Rule 144 common stock.

During the first quarter of 1999, an additional 200,000 shares of Restricted Rule 144 common stock, valued at $87,500, were issued in connection with the acquisition of Vision Diagnostics, Inc. Accordingly, goodwill associated with this transaction was increased by $87,500.

On April 7, 1999, the Company acquired the remaining ownership of West Regional MRI Limited Partnership at a purchase price of approximately $1,300,000. Associated with this transaction, the Company recorded goodwill of $762,265, warrants and the related deferred interest valued at $105,250, additional notes payable for $500,000 due to the limited partners and refinanced a capital lease agreement for an additional $650,000 due to a finance company. The deferred interest is being amortized over sixty months, which is the term of the associated note payable. The $500,000 limited partnership note payable has an interest rate of 8.5%, payable in quarterly installments of $41,665, final payment due June 15, 2002. The $650,000 note payable to a finance company has an interest rate of 12.92% and was added to the refinance of a capital lease with an additional $100,000 representing the purchase option price of the equipment. It has a revised sixty month payment of $27,119 with final payment due March 2004. Warrant amortization to interest expense related to the above note payable amounted to $15,788 for the year ended December 31, 1999 and $5,263 for the three months ended March 31, 2000.

In September 1999, the Company issued $50,000 in principal amount of 10% Promissory notes payable, due March 31, 2000, to two directors and an individual to finance operations. As additional consideration for these loans, the individual lenders, including the directors, were awarded total warrants to purchase 40,000 shares of common stock at an exercise price of $0.625 per share. In connection with the issuance of the warrants to the individuals, the company is recognizing additional interest expense of $10,938, which is being amortized over the terms of the loans. Accrued interest payable and warrant amortization to interest expense related to these loans amounted to $1,667 and $1,944, respectively, as of December 31, 1999. Accrued interest payable and warrant amortization to interest expense related to these loans amounted to $2,917 and $1,457, respectively, as of March 31, 2000.

In 1999, the Company entered into a capital lease agreement with a financing company. Such agreement finances MRI equipment with a purchase price of $905,700 over a sixty-month period with interest of 3.9% and monthly payment of $16,747.

See notes to consolidated financial statements.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)
               For the Three Months Ended March 31, 2000 and 1999


(1) STATEMENT OF INFORMATION FURNISHED
    ----------------------------------

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal and recurring accruals) necessary to present fairly the Company's financial position for the interim reporting period as of March 31, 2000, and the results of operations for the three month period ended March 31, 2000 and 1999 and cash flows for the three month period March 31, 2000 and 1999. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's 1999 Annual Report on Form 10-KSB.

The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of the results to be expected for any other period or for the full year.

Certain amounts in the 1999 Financial Statements have been reclassified to conform with the 2000 presentation.

Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(2) LOSS PER COMMON SHARE
    ---------------------

Loss per common share has been computed based upon the weighted average number of common shares outstanding during the years presented. Common stock equivalents resulting from the issuance of the stock options and warrants have not been included in the per share calculations because such inclusion would be antidilutive.

(3) GOODWILL
    --------

In connection with the Vision and Ultra acquisitions, consideration paid exceeded the estimated fair value of the assets acquired (including estimated liabilities assumed as part of the transaction) by approximately $6,100,000. The excess of the consideration paid over the fair value of the net assets acquired has been recorded as goodwill and is being amortized on a straight line basis over 40 years.

(4) LINE OF CREDIT
    --------------

The Company has a line of credit with a finance company at prime plus 3% under which the Company may borrow up to $1,500,000 or the "borrowing base" as defined. Balance due August 2000, renewable for consecutive one-year periods. At March 31, 2000 and December 31, 1999, the outstanding balance was $562,658 and $506,384, respectively.

The Company has a line of credit with a bank at prime plus 1.75% under which the Company may borrow up to $50,000. At March 31, 2000, the outstanding balance was $50,000.

The Company has a line of credit with a bank at 10.5% under which the Company may borrow up to $25,000. At March 31, 2000, the outstanding balance was $21,898.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               For the Three Months Ended March 31, 2000 and 1999


(5) NOTES PAYABLE
    -------------

Notes payable consisted of the following:

                                                                                    March 31,          December 31,
                                                                                      2000                1999
                                                                                ---------------     ---------------
   Note payable to individuals, interest at 8.5%, quarterly payments of
   $41,665, due March 2003.                                                     $      394,156      $      447,376

   Note payable to an individual, interest at 10%, monthly principal payments
   of $9,809 plus accrued interest with a final balloon payment October 2000.          284,448             313,873

   Note payable to a finance company, interest at 10%, monthly payments of
   $10,000, due March 2002.                                                            209,753             234,059

   Note payable to an individual, monthly payments of $15,000, due
   September 2000.                                                                     112,039             114,019

   Note payable to bank, with interest at prime plus 2%. Balance was due
   August 1998.                                                                        102,378             100,047

   Note payable to a finance company, interest at 10.5%, monthly payments of
   $2,150, Due March 2004.                                                              83,950              88,121

   Note payable to an individual, interest at 2.79%, monthly payments of $2,500,
   Due December 2002.                                                                   79,336              86,250

   Note payable to a bank, with interest at 9.75%, monthly payments of $3,027
   beginning May 2000, due October 2002.                                                78,055              81,239

   Note payable to a bank, interest at 4% above discount rate, quarterly principal payments of $9,311 plus accrued interest beginning April 2000,
   due January 2002.                                                                    74,489              75,060

   Notes payable to directors, interest at 10%,due March 2000.                          50,000              50,000

   Note payable to a bank, interest at 8.5%, monthly payments of $1,819, due
   June 2002.                                                                           43,273                   -


   Note payable to a bank, interest at 8%, monthly payments of $1,429, due
   December 2001.                                                                       29,139                   -

   Note payable to a bank, interest at 13.9%, monthly payments of
   $1,249, due May 2002.                                                                23,288                   -

   Note payable to a bank, with a variable interest rate, monthly
   payments of $1,629, due May 2001.                                                    20,127                   -

   Note payable to a bank, interest at 12.25%, monthly payments of $796,
   due December 2001.                                                                   14,962                   -

   Note payable to a bank, interest at 10%, monthly payments of $372,
   due October 2001.                                                                     6,555                   -

   Other, interest ranging from 6% to 10%.                                              20,874              32,724
                                                                                ---------------     ---------------
                                                                                $    1,626,822      $    1,622,768

   Less current portion                                                              1,029,098      $      939,112
                                                                                ---------------     ---------------
   Long-term portion                                                            $      597,724      $      683,656
                                                                                ===============     ===============

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               For the Three Months Ended March 31, 2000 and 1999


On April 7, 1999, the Company acquired the remaining ownership of West Regional MRI Limited Partnership at a purchase price of approximately $1,300,000. Associated with this transaction, the Company recorded goodwill of $762,265, warrants and the related deferred interest valued at $105,250, additional notes payable for $500,000 due to the limited partners and refinanced a capital lease agreement for an additional $650,000 due to a finance company. The deferred interest is being amortized over sixty months, which is the term of the associated note payable. The $500,000 limited partnership note payable has an interest rate of 8.5%, payable in quarterly installments of $41,665, final payment due June 15, 2002. The $650,000 note payable to a finance company has an interest rate of 12.92% and was added to the refinance of a capital lease with an additional $100,000 representing the purchase option price of the equipment. It has a revised sixty month payment of $27,119 with final payment due March 2004. Warrant amortization to interest expense related to the above note payable amounted to $15,788 for the year ended December 31, 1999 and $5,263 for the quarter ended March 31, 2000.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               For the Three Months Ended March 31, 2000 and 1999


(6) STOCKHOLDERS' EQUITY
    --------------------

PREFERRED STOCK

In April 1995, the Company amended its Articles of Incorporation to authorize 10,000,000 shares of $.01 par value preferred stock. In December 1995, the Company further amended its Articles of Incorporation to authorize 187,500 of Series I convertible preferred stock in conjunction with its private placement offering, the Company issued 153,750 shares of Series I convertible preferred stock with an assigned value of $384,375 (see note 3). On January 19, 1996, the Company again amended its Articles of Incorporation to increase the authorized shares of Series I convertible preferred stock from 187,500 to 247,500. On January 24, 1996, the Company issued an additional 93,750 shares of Series I convertible preferred stock. These preferred shares were considered an original issue discount associated with the notes payable and were amortized over approximately the first five months of 1996.

On June 24, 1996, the Company completed a public offering of 1,500,000 shares of 6% cumulative convertible Series A preferred stock (the "Preferred Stock") and 1,500,000 redeemable common stock purchase warrants (the "Redeemable Warrants") resulting in gross proceeds of $7.65 million. The Company received approximately $4 million after repayment of short-term debt and costs associated with the offering. The Preferred Stock is convertible into four thirty-fifths (4/35) share of common stock $43.75 per share and for a total of $131.25. As part of the terms of this offering, the holders of the Series I convertible preferred stock exchanged their preferred stock for the Preferred Stock on a one for one basis at no cost. Each share of Preferred Stock, by its terms, automatically converted into four thirty-fifths (4/35) share of common stock on July 24, 1997.

During the first quarter of 1997, 94,920 shares of Preferred Stock were converted into 10,848 shares of common stock; and during the second quarter of 1997, 31,927 shares of Preferred Stock were converted into 3,649 shares of common stock. On July 24, 1997, each of the then-outstanding shares of Preferred Stock, by their terms, automatically converted into four thirty-fifths (4/35) share of common stock.

COMMON STOCK

On June 20, 1996, the directors of the Company approved a one-for-two reverse split of the common stock. On March 6, 1998, the directors of the Company approved an additional one-for-thirty-five reverse split of the common stock of the Company. There was no change in the common stock voting rights, par value or authorized shares. All share balances have been retroactively restated in the accompanying consolidated financial statements to reflect the reverse stock splits.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               For the Three Months Ended March 31, 2000 and 1999


(6) CONTINUED
    ---------

COMMON STOCK - CONTINUED

On September 9, 1996, the Company issued 2,047 shares of common stock as a dividend for the period through August 31, 1996 for the Preferred Stockholders of record as of August 12, 1996. On November 11, 1996, the Company declared a common stock dividend of 3,186 shares to Preferred Stockholders of record as of December 10, 1996. On June 12, 1997 the Company declared a common stock dividend of 4,345 shares to Preferred Stockholders of record as of June 27, 1997 and on July 24, 1997 declared a common stock dividend of 571 shares to Preferred Stockholders of record as of July 24, 1997. The shares for November 1996 dividend and for the June 1997 dividend were issued in January 1997 and July 1997, respectively and, accordingly, were recorded as common stock dividend distributable and additional paid-in capital at December 31, 1996 and at June 20, 1997, respectively. The number of shares paid on the Preferred Stock as a dividend was calculated based on the 10 day moving average price of the common stock during the 30 days prior to the declaration date, subject to a maximum price of $105.00 and minimum price of $42.00 per share. Fractional shares were rounded up.

During the year ended December 31, 1996, as a result of individuals exercising 4,643 private warrants, the Company issued 4,643 shares of common stock for $275,000. No warrants were exercised in 1999, 1998 or 1997.

Pursuant to certain employment agreements in January and September 1997, 7,856 and 536 shares of accrued employee common stock grants were issued, respectively. Accordingly, deferred stock compensation of $247,500 and $25,444 was reclassified to common stock and additional paid-in capital in the first and third quarters of 1997, respectively.

Pursuant to an investment letter dated June 26, 1998 with an individual, the Company received $55,000 for the purchase of 55,000 shares of Restricted Rule 144 Common Stock at a purchase price of $1.00 per share. As of December 31, 1998, all such shares had been issued.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               For the Three Months Ended March 31, 2000 and 1999


(6) CONTINUED
    ---------

COMMON STOCK - CONTINUED

On July 14, 1998, the Company acquired either the stock or substantially all of the assets and liabilities of Vision Diagnostics, Inc. and Affiliates for a total of 3,461,356 Restricted Rule 144 common shares. At December 31, 1998, 2,599,677 shares have been issued and 861,679 are to be issued upon the completion of escrow requirements. As of March 31, 2000, 861,624 of the escrow shares have been issued.

During the first quarter of 1999, an additional 200,000 shares of Restricted Rule 144 common stock, valued at $87,500, were issued in connection with the acquisition of Vision Diagnostics, Inc. Accordingly, goodwill associated with this transaction was increased by $87,500.

Pursuant to an investment letter dated February 23, 1999 with an individual, the Company received $25,000 for the purchase of 62,500 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated March 8, 1999 with an individual, the Company received $100,000 for the purchase of 250,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated March 12, 1999 with an individual, the Company received $10,000 for the purchase of 25,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to investment letters dated May 25, 1999 and June 7, 1999 with a limited liability company, the Company received $100,000 for the purchase of 250,000 shares and $50,000 for the purchase of 125,000 shares, respectively. Both investment letters were to purchase shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated May 25, 1999 with a corporation, the Company received $100,000 for the purchase of 250,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated September 15, 1999 with a limited liability company, the Company received $50,000 for the purchase of 66,667 shares of Restricted Rule 144 common stock at a purchase price of $.75 per share. Pursuant to an investment letter dated December 4, 1999 with a limited liability company, the Company received $50,000 for the purchase of 111,111 shares of Restricted Rule 144 common stock at a purchase price of $.45 per share. As of December 31, 1999, all 1,140,278 shares had been issued.

Pursuant to an investment letter dated February 7, 2000 with an individual, the Company received $50,000 for the purchase of 125,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated February 8, 2000 with an individual, the Company received $50,000 for the purchase of 125,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to investment letters dated March 10, 2000 with six individuals, the Company received $90,000 for the total purchase of 138,600 shares of Restricted Rule 144 common stock at a purchase price of $.65 per share. As of March 31, 2000, all 388,6000 shares had been issued.

On February 9, 2000, the Company acquired 80% ownership in Ultra MRI & Diagnostics Services ("Ultra") with a combination of a $380,160 payable and 2,534,400 shares of Restricted Rule 144 common stock. At March 31, 2000, 1,600,000 shares have been issued and 934,400 shares are to be issued upon the completion of escrow requirements.

In each of the four most current years, the Company's board of directors has annually approved a stock compensation plan, the most recent which registered 500,000 shares of common stock under Form S-8 on May 5, 2000, whereby services are obtained in exchange for issuance of free trading stock of the Company. Shares may be awarded under this plan until May 1, 2005. During the three months ended March 31, 2000 and 1999, 300,429 and 178,700 shares, respectively, of common stock under Form S-8 registrations were issued for directors fees, employee bonus, compensation, interest, legal and professional services provided to the Company.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               For the Three Months Ended March 31, 2000 and 1999


(7) ULTRA ACQUISITION
    -----------------

On February 9, 2000, the Company acquired 80% ownership in Ultra MRI & Diagnostics Services with a combination of 20% in the form of a payable and 80% in Restricted Rule 144 common stock. The purchase price was $1,900,800 and goodwill associated with this transaction was recorded at $1,505,209, which included direct costs associated with the purchase. Total assets were approximately $1.8 million and total liabilities were approximately $1.3 million as of February 9, 2000. The amount payable to the principals in aggregate is $125,000 on August 9, 2000, $125,000 on November 9, 2000 and $130,160 is due
November 9, 2001. The principals' share of the shareholders' capital had been reflected as a minority interest on the accompanying consolidated balance sheet at March 31, 2000. The principals' share of the corporation's net income has been presented as minority interest share of income in the accompanying consolidated statement of operations for the three month period ended March 31, 2000. Ultra is a multi-site diagnostic imaging business with offices in Palm Harbor, St. Petersburg and Tampa, Florida. Ultra had approximately $2.5 million in revenue in 1999.

Had the acquisition occurred January 1, 1999, consolidated revenues for the three months ended March 31, 1999 would have been approximately $1.7 million, net loss would have been approximately ($350,000) and loss per share would have been ($0.07).

Had the acquisition occurred January 1, 2000, consolidated revenues for the three months ended March 31, 2000 would have been approximately $2.7 million, net income would have been approximately $18,000 and earnings per share would have been $0.01.

(8) SUBSEQUENT EVENT
    ----------------

In April 2000, the Company entered into a $15 million private equity line for the purchase of common stock, subject to registration and certain other conditions and limited to a percentage of trading volume.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
Miracor Diagnostics, Inc.
San Diego, California

We have audited the accompanying consolidated balance sheet of Miracor Diagnostics, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Device Technologies, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations, negative working capital and lack of long-term financing raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



By /S/ PARKS, TSCHOPP, WHITCOMB & ORR, P.A.
   ----------------------------------------
       PARKS, TSCHOPP, WHITCOMB & ORR, P.A.



Maitland, Florida
March 7, 2000

                                       MIRACOR DIAGNOSTICS, INC. AND SUBSIDIARIES

                                               CONSOLIDATED BALANCE SHEETS

                                               December 31, 1999 and 1998

ASSETS
------
                                                                                     1999                1998
                                                                                ---------------     ---------------
Current assets:
     Cash and cash equivalents                                                  $      106,517      $       77,906
     Accounts receivable (net of allowance of $1,308,016
          and $1,487,172)                                                            2,723,306           2,536,042
     Prepaid expenses and other assets                                                  81,824              72,180
                                                                                ---------------     ---------------
               Total current assets                                                  2,911,647           2,686,128
                                                                                ---------------     ---------------

Property and equipment:
     Furniture and fixtures                                                             33,799              33,799
     Machinery and equipment                                                           211,706             188,546
     Equipment under capital leases                                                  3,398,458           2,380,038
     Leasehold improvements                                                            426,632             406,082
                                                                                ---------------     ---------------
                                                                                     4,070,595           3,008,465

     Less accumulated depreciation                                                  (1,866,309)         (1,197,268)
                                                                                ---------------     ---------------

Net property and equipment                                                           2,204,286           1,811,197

Intangible assets:
     Goodwill                                                                        4,788,143           3,938,378
     Organization costs                                                                160,930             160,930
     Deferred Interest                                                                 122,750                -
     Less accumulated amortization                                                    (337,159)           (175,867)
                                                                                ---------------     ---------------

                                                                                     4,734,664           3,923,441

Other assets                                                                            78,138             134,822
                                                                                ---------------     ---------------
               Total assets                                                     $    9,928,735      $    8,555,588
                                                                                ===============     ===============

See accompanying notes to consolidated financial statements.

                            MIRACOR DIAGNOSTICS, INC. AND SUBSIDIARIES

                                    CONSOLIDATED BALANCE SHEETS

                                    December 31, 1999 and 1998

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
                                                                      1999                 1998
                                                                 ---------------     ---------------
Current liabilities:
     Accounts payable                                            $      849,560      $      817,368
     Accrued expenses                                                   491,470             563,472
     Line of credit                                                     506,384             562,538
     Note payable  - current portion                                    939,112           1,391,303
     Capital lease obligations - current portion                        669,307             610,011
                                                                 ---------------     ---------------
               Total current liabilities                              3,455,833           3,944,692
                                                                 ---------------     ---------------

Other liabilities:
     Convertible debt                                                         -              15,000
     Note payable - long term                                           683,656                   -
     Capital lease obligations - long term                            2,683,535           1,552,378
                                                                 ---------------     ---------------
               Total liabilities                                      6,823,024           5,512,070
                                                                 ---------------     ---------------

Minority interest                                                             -             643,252
                                                                 ---------------     ---------------

Commitments and contingencies (note 8)

Stockholders' equity
     Series I convertible preferred stock (247,500 shares
         authorized; 0 issued and outstanding)                                -                   -
     6% cumulative convertible Series A preferred stock,
         and $.01 par value (1,972,500 shares authorized;
         0 shares issued and outstanding)                                     -                   -
     Preferred stock, $.01 par value (10,000,000 shares
         authorized; 0 shares issued and outstanding)                         -                   -
     Common stock, $.15 par value (100,000,000 shares
         authorized; 7,980,956 and 4,370,905 outstanding)             1,197,143             655,636
     Common stock to be issued (770 and 862,394 shares)                  23,494             866,162
     Warrants                                                           122,750                   -
     Additional paid-in capital                                      27,705,952          25,607,914
     Deferred stock compensation                                         30,599              25,443
     Accumulated deficit                                            (25,974,227)        (24,754,889)
                                                                 ---------------     ---------------
               Total stockholders' equity                             3,105,711           2,400,266
                                                                 ---------------     ---------------
               Total liabilities and stockholders' equity        $    9,928,735      $    8,555,588
                                                                 ===============     ===============

See accompanying notes to consolidated financial statements.

                                     MIRACOR DIAGNOSTICS, INC.

                                          AND SUBSIDIARIES

                               CONSOLIDATED STATEMENTS OF OPERATIONS

                               Years ended December 31, 1999 and 1998

                                                                      1999                 1998
                                                                 ---------------     ---------------
Patient service revenue                                          $    5,290,004      $    2,670,534
Product sales                                                                 -               1,900
Discounts and allowances                                             (1,365,017)           (803,060)
                                                                 ---------------     ---------------
          Net revenues                                                3,924,987           1,869,374
                                                                 ---------------     ---------------

Cost of sales                                                                 -                (619)
                                                                 ---------------     ---------------
          Gross profit                                                3,924,987           1,868,755
                                                                 ---------------     ---------------
Operating expenses:
     Research and development                                                 -             102,293
     Sales, general and administrative                                4,977,308           2,967,114
     Loss on impairment of license agreements                                 -           1,341,551
                                                                 ---------------     ---------------

          Total operating expenses                                    4,977,308           4,410,958
                                                                 ---------------     ---------------

          Loss from operations                                       (1,052,321)         (2,542,203)

Other income (expense):
     Other income                                                       222,774               7,332
     Interest income                                                          -                  64
     Interest expense                                                  (495,310)           (269,851)
                                                                 ---------------     ---------------
     Loss before minority interest                                   (1,324,857)         (2,804,658)

Minority interest                                                        19,649             (29,192)
                                                                 ---------------     ---------------
Net loss                                                             (1,305,208)         (2,833,850)
                                                                 ===============     ===============

Loss per share:
Basic and diluted loss per common share                                   (0.20)              (0.93)
                                                                 ===============     ===============
Weighted average common shares outstanding                            6,395,241           3,038,968
                                                                 ===============     ===============

See accompanying notes to consolidated financial statements.

                                              MIRACOR DIAGNOSTICS, INC.

                                                  AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       Years ended December 31, 1999 and 1998

                                                          PREFERRED STOCK           COMMON STOCK          ADDITIONAL     COMMON
                                                    ------------------------- -------------------------   PAID-IN        STOCK
                                                       SHARES        AMOUNT      SHARES       AMOUNT      CAPITAL     TO BE ISSUED
                                                    ------------ ------------ ------------ ------------ ------------- ------------
Balance, January 1, 1998                                      -  $         -      436,262  $    65,439  $ 22,603,053  $    23,440
Common stock issued as a result of the rounding
       of shares for the thirty-five to one
       reverse stock split                                    -            -          839          126             -            -
Common stock issued for research and
      development, compensation, and services                 -            -      345,311       51,797       344,883            -
Restricted Section 144 common stock issued for
     the conversion of principal and accrued
     interest on convertible notes payable                    -            -      933,816      140,072       460,695            -
Common stock issued for cash                                  -            -       55,000        8,250        46,750            -
Restricted Section 144 common stock issued
     for Acquisition of Vision Diagnostic,
     Inc. & Affiliates                                        -            -    2,599,677      389,952     2,152,533      842,722
Accrued stock issuance                                        -            -            -            -             -            -
Net loss                                                      -            -            -            -             -            -
                                                    ------------ ------------ ------------ ------------ ------------- ------------

Balance, December 31, 1998                                    -  $         -    4,370,905  $   655,636  $ 25,607,914  $   866,162
                                                    ============ ============ ============ ============ ============= ============

(continued below)

                                                       DEFERRED       ACCUMULATED
                                                     COMPENSATION       DEFICIT          TOTAL
                                                    --------------- --------------- ---------------
Balance, January 1, 1998                            $       22,792  $  (21,920,913) $      793,811
Common stock issued as a result of the rounding
       of shares for the thirty-five to one
       reverse stock split                                       -            (126)              -
Common stock issued for research and
      development, compensation, and services                    -               -         396,680
Restricted Section 144 common stock issued for
     the conversion of principal and accrued
     interest on convertible notes payable                       -               -         600,767
Common stock issued for cash                                     -               -          55,000
Restricted Section 144 common stock issued for
     Acquisition of Vision Diagnostic,
     Inc. & Affiliates                                           -               -       3,385,207
Accrued stock issuance                                       2,651                           2,651
Net loss                                                         -      (2,833,850)     (2,833,850)
                                                    --------------- --------------- ---------------

Balance, December 31, 1998                          $       25,443  $  (24,754,889) $    2,400,266
                                                    =============== =============== ===============

See accompanying notes to consolidated financial statements.

                                             MIRACOR DIAGNOSTICS, INC.

                                                 AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                       Years ended December 31, 1999 and 1998

                                                          PREFERRED STOCK           COMMON STOCK          ADDITIONAL     COMMON
                                                    ------------------------- -------------------------   PAID-IN        STOCK
                                                       SHARES        AMOUNT      SHARES       AMOUNT      CAPITAL     TO BE ISSUED
                                                    ------------ ------------ ------------ ------------ ------------- ------------
Balance, January 1, 1999, as previously reported              -  $         -    4,370,905  $   655,636  $ 25,607,914  $   866,162
Add adjustment for prior period error                         -            -            -            -             -            -
                                                    ------------ ------------ ------------ ------------ ------------- ------------
Balance, January 1, 1999, as restated                         -            -    4,370,905      655,636    25,607,914      866,162

Common stock issued for compensation, interest
  principal of notes payable and services                     -            -    1,386,363      207,954     1,050,015            -

Restricted Rule 144 common stock issued for the
  conversion of principal and accrued interest
  on convertible notes payable                                -            -       55,119        8,268         8,140            -
Restricted Rule 144 common stock issued for cash              -            -    1,140,278      171,042       313,958            -
Restricted Rule 144 common stock issued for
  acquisition of Vision Diagnostics, Inc. &
  affiliates                                                  -            -      200,000       30,000        57,500            -
Restricted Rule 144 common stock issued from the
  escrow account related to the acquisition of
  Vision Diagnostics, Inc. & affiliates                       -            -      861,624      129,243       713,425     (842,668)
Restricted Rule 144 common stock cancelled
  related to the acquisition of
  Vision Diagnostics, Inc. & Affiliates                       -            -      (33,333)      (5,000)      (45,000)           -
Warrants issued for notes payable                             -            -            -            -             -            -
Accrued stock issuance                                        -            -            -            -             -            -
Net loss for the year ended December 31, 1999                 -            -            -            -             -            -
                                                    ------------ ------------ ------------ ------------ ------------- ------------
Balance, December 31, 1999                                    -  $         -    7,980,956  $ 1,197,143  $ 27,705,952  $    23,494
                                                    ============ ============ ============ ============ ============= ============

(continued below)

                                                      WARRANTS        DEFERRED     ACCUMULATED
                                                                    COMPENSATION     DEFICIT          TOTAL
                                                    -------------- -------------- -------------- --------------
Balance, January 1, 1999 as previously reported                 -  $      25,443  $ (24,754,889) $   2,400,266
Prior period adjustment (Note 3)                                -              -         85,870         85,870
                                                    -------------- -------------- -------------- --------------
Balance, January 1, 1999, as restated                           -         25,443    (24,669,019)     2,486,136

Common stock issued for compensation, interest,
  principal of notes payable and services                       -              -              -      1,257,969
Restricted Rule 144 common stock issued for the
  conversion of principal and accrued interest
  on convertible notes payable                                  -              -              -         16,408
Restricted Rule 144 common stock issued for cash                -              -              -        485,000
Restricted Rule 144 common stock issued for
  acquisition of Vision Diagnostics, Inc. &
  affiliates                                                    -              -              -         87,500
Restricted Rule 144 common stock issued from the
  Escrow account related to the acquisition of
  Vision Diagnostics, Inc. & affiliates                         -              -              -              -
Restricted Rule 144 common stock cancelled
  related to the acquisition of
  Vision Diagnostics, Inc. & Affiliates                         -              -              -        (50,000)
Warrants issued for notes payable                         122,750              -              -        122,750
Accrued stock issuance                                          -          5,156              -          5,156
Net loss for the year ended December 31, 1999                   -              -     (1,305,208)    (1,305,208)
                                                    -------------- -------------- -------------- --------------

Balance, December 31, 1999                          $     122,750  $      30,599  $ (25,974,227) $   3,105,711
                                                    ============== ============== ============== ==============

                                        MIRACOR DIAGNOSTICS, INC.

                                             AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  Years ended December 31, 1999 and 1998

                                                                                     1999                 1998
                                                                                ---------------     ---------------
Cash flows from operating activities:
     Net loss                                                                   $   (1,305,208)     $   (2,833,850)
     Adjustments to reconcile net loss to net cash
         provided by (used in) operating activities:
           Stock paid for services and inter                                         1,097,226             396,680
           Compensation recognized relating to
              accrued employee stock grants and warrants                                 5,156               2,651
           Minority interest                                                           (19,647)             29,192
           Bad debt expense                                                            280,327                   -
           Depreciation and amortization                                               669,040             623,853
           Loss on disposal of inventory                                                     -             189,638
           Loss (gain) on disposal of fixed assets                                           -             116,074
           Loss on impairment of license agreement                                           -             927,074
           Write-off of notes payable                                                  (89,619)                  -
           Cancellation of Restricted Rule 144 stock related to the
              acquisition of Vision Diagnostics and Affiliates                         (50,000)                  -


           Increase (decrease) from changes in assets and liabilities excluding net assets acquired:
              Accounts receivable                                                     (467,591)            (14,348)
              Prepaid expenses and other current assets                                 (9,644)            (27,789)
              Other assets                                                             217,977              61,531
              Accounts payable and accrued expenses                                    (39,810)            470,092
                                                                                ---------------     ---------------
                     Net cash provided by (used in) operating activities               288,207             (59,202)
                                                                                ---------------     ---------------

Cash flows from investing activities:
     Purchase of property and equipment                                                (56,429)                  -
     Purchase of an investment in limited partnership                                 (150,000)                  -
                                                                                ---------------     ---------------

                     Net cash used in investing activities                            (206,429)                  -
                                                                                ---------------     ---------------

Cash flows from financing activities:
     Proceeds from notes payable                                                       150,000             240,020
     Principal payments on notes payable and line of credit                           (222,920)            (49,226)
     Proceeds from issuing common stock                                                485,000              55,000
     Principal payments on capital lease obligations                                  (465,247)           (154,191)
                                                                                ---------------     ---------------

           Net cash provided by (used in) financing activities                         (53,167)             91,603
                                                                                ---------------     ---------------

Net increase in cash and cash equivalents                                               28,611              32,401

Cash and cash equivalents, beginning of period                                          77,906              45,505
                                                                                ---------------     ---------------

Cash and cash equivalents, end of period                                        $      106,517      $       77,906
                                                                                ===============     ===============

See accompanying notes to consolidated financial statements.

                                        MIRACOR DIAGNOSTICS, INC.

                                             AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  Years ended December 31, 1999 and 1998

                                                                     YEAR ENDED DECEMBER 31,
                                                                    1999                 1998
                                                               ---------------     ---------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

PAYMENTS FOR:
     Interest                                                  $      365,958      $      283,560
     Income taxes                                              $          800      $          800

SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW INFORMATION:

STOCK ISSUED FOR:
     SERVICES AND INTEREST:
     Research and development                                  $            -      $      170,675
     Legal, professional and employee services and interest           993,201             178,610
     Directors' fees                                                   59,776              47,395
     Repurchase of Restricted Rule 144 stock                           44,249                   -
                                                               ---------------     ---------------
     OTHER:                                                         1,097,226             396,680
                                                               ---------------     ---------------
     Principal payments on notes payable                              160,743                   -
                                                               ---------------     ---------------
                                                               $    1,257,969      $      396,680
                                                               ===============     ===============

During the year ended December 31 1998, the Company acquired the net assets of other companies in exchange for 3,461,356 shares of common stock.
The net assets acquired were as follows:
              Accounts receivable                              $     2,506,532
              Property and equipment                                 2,211,088
              Other Assets                                             179,519
              Accounts payable and other liabilities                (2,846,114)
              Capital lease obligations                             (2,604,196)
                                                               ----------------
                                                               $      (553,171)
                                                               ================

During 1998, short-term convertible notes payable in the amount of $494,229 were converted along with accrued interest payable of $37,435 into 835,096 shares of Restricted Rule 144 common stock.

During the years ended 1999 and 1998, deferred compensation expense of $5,156 and $2,651, respectively, were recorded relating to accrued employee stock grants in order to value such shares at the estimated fair market value at the date of grant.

During the first quarter of 1999, short-term convertible notes payable in the amount of $15,000 were converted along with accrued interest payable of $1,608 into 55,119 shares of Restricted Rule 144 common stock.

During the first quarter of 1999, an additional 200,000 shares of Restricted Rule 144 common stock, valued at $87,500, were issued in connection with the acquisition of Vision Diagnostics, Inc. Accordingly, goodwill associated with this transaction was increased by $87,500.

During the second quarter of 1999, management discovered additional 1998 expenses that should have been allocated to the limited partners of the West Regional MRI limited Partnership. Therefore, the net effect of this adjustment is to reduce the 1998 Accumulated Deficit at December 31, 1998 by $85,870.

On April 7, 1999, the Company acquired the remaining ownership of West Regional MRI Limited Partnership at a purchase price of approximately $1,300,000. Associated with this transaction, the Company recorded goodwill of $762,265, warrants and the related deferred interest valued at $105,250, additional notes payable for $500,000 due to the limited partners and refinanced a capital lease agreement for an additional $650,000 due to a finance company. The deferred interest is being amortized over sixty months, which is the term of the associated note payable. The $500,000 limited partnership note payable has an interest rate of 8.5%, payable in quarterly installments of $41,665, final payment due June 15, 2002. The $650,000 note payable to a finance company has an interest rate of 12.92% and was added to the refinance of a capital lease with an additional $100,000 representing the purchase option price of the equipment. It has a revised sixty month payment of $27,119 with final payment due March 2004. Warrant amortization to interest expense related to the above note payable amounted to $15,788 as of December 31, 1999.

In September 1999, the Company issued $50,000 in principal amount of 10% Promissory notes payable, due March 31, 2000, to two directors and an individual to finance operations. As additional consideration for these loans, the individual lenders, including the directors, were awarded total warrants to purchase 40,000 shares of common stock at an exercise price of $0.625 per share. In connection with the issuance of the warrants to the individuals, the company is recognizing additional interest expense of $10,938, which is being amortized over the terms of the loans. Accrued interest expense and warrant amortization to interest expense related to these loans amounted to $1,667 and $1,944, respectively, as of December 31, 1999.

In 1999, the Company entered into a capital lease agreement with a financing company. Such agreement finances MRI equipment with a purchase price of $905,700 over a sixty-month period with interest of 3.9% and monthly payment of $16,747.


See accompanying notes to consolidated financial statements.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ------------------------------------------

a) DESCRIPTION OF BUSINESS

The Company, previously a development stage medical device company operating under the name Medical Device Technologies, Inc., is a public company incorporated in Utah on February 6, 1980 and headquartered in San Diego, California. In the third quarter of 1998, the Company redefined its business focus to medical diagnostic imaging services and emerged as an operating company through the acquisition of medical resonance imaging (MRI) centers in Orlando and Jacksonville, Florida, Toledo, Ohio, and the general partnership interest of another center in Oak Brook, Illinois. In April 1999, the Company acquired the remaining 50% limited partnership interest in the Oak Brook Center. In April 1999, the Company acquired the remaining 50% limited partnership interest in the Oak Brook Center.

During 1999, the Company's activities focused on improvement of its capital structure and operations of the acquired MRI centers. As a result, the acquired debt from the MRI acquisitions was reduced, approximately $1 million in equity financing was raised for ongoing working capital and quarterly losses of approximately $400,000 in the first and second quarters were reduced to breakeven by year-end. Additionally, the Company identified suitable acquisition targets to position the Company for growth. On February 8, 2000, the Company closed the acquisition of three centers located in Palm Harbor, St. Petersburg and Tampa, Florida. These newly acquired centers have approximately $2,000,000 in annual revenues.

Prior to 1998, the Company engaged in the development of three innovative medical devices. The Fluid Alarm System (FAS), formerly called the Personal Alarm System (PAS), monitored the integrity of infection control barriers, such as surgical gloves and gowns worn during medical procedures. The Cell Recovery System (CRS), was a cell "brushing" and retrieval system that used an automated biopsy brush for the collection of specimen cells for diagnostic purposes, primarily (but not limited to) cancer detection. The Company received FDA clearance for the FAS during the year ended December 31, 1995 and received FDA clearance for the CRS in March 1996. The Company initiated further clinical trials on the CRS in 1997. The Intracranial Pressure Monitoring System (ICP), was intended to measure pressures within the skull non-invasively. The Company determined that the licensed ICP technology was not effective. As a result, the Company recorded an impairment loss on the ICP license in 1997 and deemed the ICP license to have no future value. In 1998, coincident with the purchase of Vision Diagnostics, Inc. and Affiliates, described in the next paragraph, the Company wrote off the costs associated with the FAS and the CRS licenses, including certain fixed assets and inventory costs, and recognized impairment losses in the amount of $725,458, and $616,093, respectively. However, the company continues to retain the rights to the use of the licenses through 2005 and 2008, respectively.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(1) CONTINUED
    ---------

(a) DESCRIPTION OF BUSINESS - CONTINUED

Additionally, at this date, the Company acquired of 100% of the stock of Vision Diagnostics, Inc. with the issuance of 1,568,000 shares of Restricted Rule 144 common stock. The Company has accounted for the acquisition using the purchase method of accounting with the results of operations of the acquired entity included in the Company's consolidated financial statements from the date of acquisition. Goodwill associated with this transaction amounted to $1,577,477.

During the first quarter of 1999, an additional 200,000 shares of Restricted Rule 144 common stock, valued at $87,500, were issued in connection with the acquisition of Vision Diagnostics, Inc. Accordingly, goodwill associated with this transaction was increased by $87,500.

Vision Diagnostics, Inc. was the 50% general partner in West Regional MRI Limited Partnership. On April 7, 1999, the Company acquired the remaining 50% interest in West Regional MRI Limited Partnership at a purchase price of $1,300,000 and recorded goodwill associated with this transaction of $762,265. The consolidated financial statements reflect all of the assets, liabilities, revenues and expenses of the partnership. Prior to this acquisition, the limited partners' share of the partner's capital had been reflected as a minority interest on the accompanying consolidated balance sheet at December 31, 1998. The limited partners' share of the partnership's net income has been presented as minority partners share of income consolidated partnership interest in the accompanying consolidated statement of operations for the year ended December 31, 1999.

(b) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is being provided on a straight line basis over the estimated useful lives of the related assets which range from three to nine years.

(c) LICENSE AGREEMENTS

The Company has entered into various license agreements whereby the Company has acquired the exclusive worldwide rights to develop, commercialize, manufacture, and sell its products. In addition, the Company paid finder's fees relating to two of its products. These costs, along with legal costs to register the related patents, had been capitalized and were being amortized over the estimated useful life of the license agreements, prior to writing off the licenses in 1998 and 1997.

In 1998, coincident with the purchase of Vision Diagnostics, Inc. and Affiliates, the Company has concentrated its efforts in the MRI centers, and accordingly has written off the costs associated with the FAS and the CRS licenses, including certain fixed assets and inventory costs, and recognized impairment losses in the amount of $725,458, and $616,093, respectively. However, the company continues to retain the rights to the use of the licenses through 2005 and 2008, respectively.

The Intracranial Pressure Monitoring System (ICP), was intended to measure pressures within the skull non-invasively. During 1997, the Company determined that the licensed ICP technology was not effective. As a result, the Company recorded an impairment loss on the ICP license in the amount of $487,784 in 1997. The Company deemed the ICP license to have no future value.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(1) CONTINUED
    ---------

(d) INCOME TAXES

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No.109, "Accounting for Income Taxes", (SFAS No. 109). This statement employs an asset and liability approach for financial accounting and reporting of deferred income taxes. Generally, SFAS No. 109 allows for recognition of deferred tax assets in the current period for the future benefit of net operating loss carryforwards and items for which expenses have been recognized for financial statement purposes but will be deductible in future periods. A valuation allowance is recognized if, on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(e) CASH FLOWS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

(f) REVENUE RECOGNITION

During 1999 and 1998, the principal sources of revenues are from magnetic resonance imaging which are recognized as performed. The Company is presently operating in this one business segment and only in the United States.

(g) FINANCIAL INSTRUMENTS FAIR VALUE, CONCENTRATION OF BUSINESS AND CREDIT RISKS

The carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported in the accompanying balance sheet for notes payable approximates fair value because the actual interest rate do not significantly differ from current rates offered for instruments with similar characteristics. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company operates and grants credit to customers in Central Florida, Oak Brook, Illinois, Toledo, Ohio and Jacksonville, Florida. In addition, the Company files claims with numerous insurance carriers, managed care groups, Medicare and Medicaid located throughout the United States.

Consequently, the Company's ability to collect the amounts due from customers, managed care groups, insurance companies and government agencies may be affected by economic fluctuation and governmental regulations in the healthcare industry.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(1) CONTINUED
    ---------

(h) USE OF ESTIMATES

Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(i) LOSS PER COMMON SHARE

Loss per common share have been computed based upon the weighted average number of common shares outstanding during the years presented. Common stock equivalents resulting from the issuance of the stock options and warrants have not been included in the per share calculations because such inclusion would be antidilutive.

(j) RECLASSIFICATION

Certain amounts in the 1998 Financial Statements have been reclassified to conform with the 1999 presentation.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(2) GOING CONCERN
    -------------

These financial statements have been prepared assuming that the Company will continue as a going concern. The Company has recurring losses from operations, negative working capital and is in default with respect to the terms of certain obligations. Further, the continued viability of the Company is dependent on the success of its MRI centers which were acquired in July 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company is seeking to fund its immediate and longer-term working capital needs from funds to be obtained through a corporate acquisition or merger with another entity with greater financial resources or from the proceeds of additional private placements or public offerings of debt or equity securities. However, neither the consummation nor the success of an acquisition or merger, nor the receipt of additional funds can be assured. Therefore, the long-term viability of the Company is dependent on its ability to profitably operate its MRI centers and to obtain the financing necessary to fund its anticipated growth.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue in existence.

(3) PRIOR PERIOD ADJUSTMENT
    -----------------------

During the second quarter of 1999, management discovered additional 1998 expenses that should have been allocated to the limited partners of the West Regional MRI limited Partnership. Therefore, the net effect of this adjustment is to reduce the 1998 Accumulated Deficit at December 31, 1998 by $85,870.

(4) INTANGIBLE ASSETS
    -----------------

LICENSE AGREEMENTS

In 1998, coincident with the purchase of Vision Diagnostics, Inc. and Affiliates, the Company has concentrated its efforts in the MRI centers, and accordingly has written off the costs associated with the FAS and the CRS licenses, including certain fixed assets and inventory costs, and recognized impairment losses in the amount of $725,458, and $616,093, respectively. However, the company continues to retain the rights to the use of the licenses through 2005 and 2008, respectively.

Amortization expense related to license agreements written off in 1998 was $152,168 for the year ended December 31, 1998.
GOODWILL

In connection with the Vision acquisitions, consideration paid exceeded the estimated fair value of the assets acquired (including estimated liabilities assumed as part of the transaction) by approximately $4,600,000. The excess of the consideration paid over the fair value of the net assets acquired has been recorded as goodwill and is being amortized on a straight line basis over 40 years.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(5) LINE OF CREDIT
    --------------

The Company has a line of credit with a finance company at prime plus 3% under which the Company may borrow up to $1,500,000 or the "borrowing base" as defined. Balance due August 2000, renewable for consecutive one-year periods. At December 31, 1999 and 1998, the outstanding balance was $506,384 and $562,538, Respectively.

(6) NOTES PAYABLE
    -------------

Notes payable consisted of the following at December 31:

                                                                                     1999                 1998
                                                                                ---------------     ---------------
   Note payable to individuals, interest at 8.5%, quarterly payments of
   $41,665, due March 2003.                                                     $      447,376                   -

   Note payable to an individual, interest at 10%, monthly principal payments
   of $9,809 plus accrued interest with a final balloon payment October 2000.          313,873      $      487,732

   Note payable to a finance company, interest at 10%, monthly payments of
   $10,000, due March 2002.                                                            234,059             287,618

   Note payable to an individual, monthly payments of $15,000 beginning March
   2000 through September 2000.                                                        114,019             103,249

   Note payable to bank, with interest at prime plus 2%. Balance was due
   August 1998.                                                                        100,047              94,129

   Note payable to a finance company, interest at 10.5%, monthly payments of
   $2,150, Due March 2004.                                                              88,121                   -

   Note payable to an individual, interest at 2.79%, monthly payments of $2,500,
   Due December 2002.                                                                   86,250             100,000

   Note payable to bank, with interest at 9.75%, monthly payments of $3,027
   beginning May 2000, due October 2002.                                                81,239              79,689

   Note payable to bank, interest at 4% above discount rate, quarterly principal payments of $9,311 plus accrued interest beginning April 2000,
   due January 2002.                                                                    75,060              77,171

   Notes payable to directors, interest at 10% due March 2000(see note 13).             50,000                   -

   Note payable originally due June 1997 with interest at 12.5%, written
   off in 1999.                                                                              -              59,619

   Other, interest ranging from 6% to 10%.                                              32,724             102,096
                                                                                ---------------     ---------------
                                                                                $    1,622,768      $    1,391,303

   Less current portion                                                                939,112      $    1,391,303
                                                                                ---------------     ---------------
   Long-term portion                                                            $      683,656      $            -
                                                                                ===============     ===============

At December 31, 1999, future minimum annual principal payments on the notes payable are as follows:


                        Year-ending December 31,
                        ------------------------
                                  2000                           $      939,112
                                  2001                                  372,686
                                  2002                                  267,293
                                  2003                                   37,341
                                  2004                                    6,336
                                                                 ---------------
                                                                 $    1,622,768
                                                                 ===============


On April 7, 1999, the Company acquired the remaining ownership of West Regional MRI Limited Partnership at a purchase price of approximately $1,300,000. Associated with this transaction, the Company recorded goodwill of $762,265, warrants and the related deferred interest valued at $105,250, additional notes payable for $500,000 due to the limited partners and refinanced a capital lease agreement for an additional $650,000 due to a finance company. The deferred interest is being amortized over sixty months, which is the term of the associated note payable. The $500,000 limited partnership note payable has an interest rate of 8.5%, payable in quarterly installments of $41,665, final payment due June 15, 2002. The $650,000 note payable to a finance company has an interest rate of 12.92% and was added to the refinance of a capital lease with an additional $100,000 representing the purchase option price of the equipment. It has a revised sixty month payment of $27,119 with final payment due March 2004. Warrant amortization to interest expense related to the above note payable amounted to $15,788 as of December 31, 1999.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(7) LEASES
    ------

The Company is currently leasing its MRI machines under capital lease agreements and its offices under operating leases which expire at various dates.

At December 31, 1999, future minimum annual rental commitments under noncancellable lease obligations are as follows:

                                                                        Capital           Operating
                        Year-ending December 31,                        Leases              Leases
                        ------------------------                     -----------         -----------
                                  2000                               $  923,845             252,599
                                  2001                                  871,366             188,004
                                  2002                                  861,798             188,004
                                  2003                                  848,065             184,354
                                  2004                                  395,897             108,609
                               Thereafter                               217,000             107,353
                                                                     -----------         -----------

      Total minimum lease payments                                    4,117,972          $1,028,923
      Less amounts representing interest (at rates of 3.9% to
      12.92%)                                                           765,130
                                                                     -----------

      Present value of net minimum lease payments                     3,352,842

          Less current portion                                          669,307
                                                                     -----------

      Capital lease obligations                                      $2,683,535
                                                                     ===========

Rent expense for operating leases, including month to month leases, was $279,470 and $154,449 for the years ended December 31, 1999 and 1998, respectively.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(8) COMMITMENTS AND CONTINGENCIES
    -----------------------------

LICENSE AGREEMENTS

In prior years, the Company entered into license agreements in connection with the acquisition of the FAS and CRS devices. Through December 31, 1997, the Company had paid $620,000 and issued 6,514 shares of common stock pursuant to the original CRS license agreement.

In connection with the 1998 write-off of the FAS and CRS licenses, the associated license agreements were terminated. License expense associated with the CRS license amounted to $90,212 in 1998.

EMPLOYEE AGREEMENTS

In August 1994, the Company entered into a severance agreement with the Chief Executive Officer. The severance agreement provides, among other things, that in the event a change in control of the Company occurs or the Chief Executive Officer is involuntarily terminated, suffers a disability while employed by the Company or dies while employed by the Company, then the Chief Executive Officer is entitled to receive certain benefits from the Company. Such benefits may include some or all of the following: an amount based on the base salary as provided for in the employment agreement; an amount based on the bonus paid or payable to the Chief Executive Officer as provided for in the employment agreement; the right to receive common stock that shall vest immediately; and the right to exercise any warrants or stock options held by or granted to the Chief Executive Officer under the employment agreement or any stock option plan of the Company or both, health insurance and disability insurance. The Chief Executive Officer will not receive any benefits upon voluntarily termination of employment with the Company or if the Company terminates the Chief Executive Officer "for cause", which is defined as the conviction of the Chief Executive Officer after appeal of a felony.

On August 2, 1999, the Board of Directors extended the Employment and Severance Agreements with the Chief Executive Officer through August 31, 2002.

In March 1996, the Company entered into an exclusive employment agreement with the Vice President of New Business Development for a three-year term providing for a base salary of $108,000 per annum. In March 1998, the term of this agreement was extended to March 2001. In 1999, the base salary was increased to $117,000 per annum.

LEGAL MATTERS

>From time to time the Company has been named as a defendant in a lawsuit. As of December 31, 1999, all such lawsuits have been dismissed or settled through agreed upon payment terms. The Company is not aware of any legal matter or claim pending or threatened that would have a material adverse effect on its consolidated financial position or results of operations. There are no other legal proceedings, to which the Company is a party, which could have a material adverse effect on the Company.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(9) STOCKHOLDERS' EQUITY
    --------------------

PREFERRED STOCK

In April 1995, the Company amended its Articles of Incorporation to authorize 10,000,000 shares of $.01 par value preferred stock. In December 1995, the Company further amended its Articles of Incorporation to authorize 187,500 of Series I convertible preferred stock in conjunction with its private placement offering, the Company issued 153,750 shares of Series I convertible preferred stock with an assigned value of $384,375 (see note 3). On January 19, 1996, the Company again amended its Articles of Incorporation to increase the authorized shares of Series I convertible preferred stock from 187,500 to 247,500. On January 24, 1996, the Company issued an additional 93,750 shares of Series I convertible preferred stock. These preferred shares were considered an original issue discount associated with the notes payable and were amortized over approximately the first five months of 1996.

On June 24, 1996, the Company completed a public offering of 1,500,000 shares of 6% cumulative convertible Series A preferred stock (the "Preferred Stock") and 1,500,000 redeemable common stock purchase warrants (the "Redeemable Warrants") resulting in gross proceeds of $7.65 million. The Company received approximately $4 million after repayment of short-term debt and costs associated with the offering. The Preferred Stock is convertible into four thirty-fifths (4/35) share of common stock $43.75 per share and for a total of $131.25. As part of the terms of this offering, the holders of the Series I convertible preferred stock exchanged their preferred stock for the Preferred Stock on a one for one basis at no cost. Each share of Preferred Stock, by its terms, automatically converted into four thirty-fifths (4/35) share of common stock on July 24, 1997.

During the first quarter of 1997, 94,920 shares of Preferred Stock were converted into 10,848 shares of common stock; and during the second quarter of 1997, 31,927 shares of Preferred Stock were converted into 3,649 shares of common stock. On July 24, 1997, each of the then-outstanding shares of Preferred Stock, by their terms, automatically converted into four thirty-fifths (4/35) share of common stock.

COMMON STOCK

On June 20, 1996, the directors of the Company approved a one-for-two reverse split of the common stock. On March 6, 1998, the directors of the Company approved an additional one-for-thirty-five reverse split of the common stock of the Company. There was no change in the common stock voting rights, par value or authorized shares. All share balances have been retroactively restated in the accompanying consolidated financial statements to reflect the reverse stock splits.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               For the years ended December 31, 1999 and 1998


(9) CONTINUED
    ---------

COMMON STOCK - CONTINUED

On September 9, 1996, the Company issued 2,047 shares of common stock as a dividend for the period through August 31, 1996 for the Preferred Stockholders of record as of August 12, 1996. On November 11, 1996, the Company declared a common stock dividend of 3,186 shares to Preferred Stockholders of record as of December 10, 1996. On June 12, 1997 the Company declared a common stock dividend of 4,345 shares to Preferred Stockholders of record as of June 27, 1997 and on July 24, 1997 declared a common stock dividend of 571 shares to Preferred Stockholders of record as of July 24, 1997. The shares for November 1996 dividend and for the June 1997 dividend were issued in January 1997 and July 1997, respectively and, accordingly, were recorded as common stock dividend distributable and additional paid-in capital at December 31, 1996 and at June 20, 1997, respectively. The number of shares paid on the Preferred Stock as a dividend was calculated based on the 10 day moving average price of the common stock during the 30 days prior to the declaration date, subject to a maximum price of $105.00 and minimum price of $42.00 per share. Fractional shares were rounded up.

During the year ended December 31, 1996, as a result of individuals exercising 4,643 private warrants, the Company issued 4,643 shares of common stock for $275,000. No warrants were exercised in 1999, 1998 or 1997.

Pursuant to certain employment agreements in January and September 1997, 7,856 and 536 shares of accrued employee common stock grants were issued, respectively. Accordingly, deferred stock compensation of $247,500 and $25,444 was reclassified to common stock and additional paid-in capital in the first and third quarters of 1997, respectively.

Pursuant to an investment letter dated June 26, 1998 with an individual, the Company received $55,000 for the purchase of 55,000 shares of Restricted Rule 144 Common Stock at a purchase price of $1.00 per share. As of December 31, 1998, all such shares had been issued.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  For the years ended December 31, 1999 and 1998


(9) CONTINUED
    ---------

COMMON STOCK - CONTINUED

On July 14, 1998, the Company acquired either the stock or substantially all of the assets and liabilities of Vision Diagnostics, Inc. and Affiliates for a total of 3,461,356 Restricted Rule 144 common shares. At December 31, 1998, 2,599,677 shares have been issued and 861,679 are to be issued upon the completion of escrow requirements. As of December 31, 1999, 861,624 of the escrow shares have been issued.

During the first quarter of 1999, an additional 200,000 shares of Restricted Rule 144 common stock, valued at $87,500, were issued in connection with the acquisition of Vision Diagnostics, Inc. Accordingly, goodwill associated with this transaction was increased by $87,500.

Pursuant to an investment letter dated February 23, 1999 with an individual, the Company received $25,000 for the purchase of 62,500 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated March 8, 1999 with an individual, the Company received $100,000 for the purchase of 250,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated March 12, 1999 with an individual, the Company received $10,000 for the purchase of 25,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to investment letters dated May 25, 1999 and June 7, 1999 with a limited liability company, the Company received $100,000 for the purchase of 250,000 shares and $50,000 for the purchase of 125,000 shares, respectively. Both investment letters were to purchase shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated May 25, 1999 with a corporation, the Company received $100,000 for the purchase of 250,000 shares of Restricted Rule 144 common stock at a purchase price of $.40 per share. Pursuant to an investment letter dated September 15, 1999 with a limited liability company, the Company received $50,000 for the purchase of 66,667 shares of Restricted Rule 144 common stock at a purchase price of $.75 per share. Pursuant to an investment letter dated December 4, 1999 with a limited liability company, the Company received $50,000 for the purchase of 111,111 shares of Restricted Rule 144 common stock at a purchase price of $.45 per share. As of December 31, 1999, all 1,140,278 shares had been issued.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(10) OPTIONS AND WARRANTS
     --------------------

The Company has issued options and warrants in connection with various private placements, the public offering in 1996, certain debt securities and certain other agreements with compensation to employees and consultants. The Company's options and private warrants allow the holder to purchase one share of the Company's common stock at a specified price.


Options and private and public warrants granted and issued by the Company consisted of:

                                                                      Weighted
                                                                      Average
                                                          Number       Price
                                                        -----------  -----------

Balance outstanding, January 1, 1998                        97,850        49.08

Options granted                                                  -            -
Options expired                                             (2,285)       20.65
Warrants granted                                                 -            -
Warrants expired                                           (12,286)        5.86
                                                        -----------
Balance outstanding, December 31, 1998                      83,279        56.12

Options granted                                            490,000         0.81
Options expired                                           (118,286)        2.20
Warrants granted                                           140,000         0.19
Warrants expired                                           (62,563)       64.48
                                                        -----------
Balance outstanding, December 31, 1999                     532,430         1.50
                                                        ===========

Options and warrants exercisable                           152,161         3.20


Compensation expense was not recorded for any issuance of options and warrants to officers or employees in 1999 and 1998 as the fair market value of the options and warrants was at or below the exercise price on their respective dates of issuance.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                For the years ended December 31, 1999 and 1998


(10) CONTINUED
     ---------

Information relating to options and warrants at December 31, 1999 summarized by exercise price is as follows:


                 Outstanding                                             Exercisable
                                                       Weighted Average                 Weighted Average
      Exercise Price            Equiv.               Life          Exercise          Equiv.           Exercise
        Per Share               Shares              (Year)          Price            Shares            Price

      $    0.01                100,000               5.0            0.01            100,000            0.01
           0.63                 40,000               3.0            0.63             40,000            0.63
           0.69                 25,000               9.3            0.69                  0            0.69
           0.81                355,000               9.0            0.81                  0            0.81
          28.00                  9,573               4.0           28.00              9,304           28.00
          70.00                  2,857               2.6           70.00              2,857           70.00
                               -------                                              -------
                               532,430               8.0            1.50            152,161            3.20


Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net loss and loss per share for the years ended December 31, 1999 and 1998 would have been increased to the pro forma amounts presented below:


                                                                      1999                 1998
                                                                 ---------------     ---------------
        Net loss:
             As reported                                         $   (1,305,208)     $   (2,833,850)
             Pro forma                                               (1,324,722)         (2,924,708)

        Loss attributable to common stockholders
             As reported                                             (1,305,208)         (2,833,850)
             Pro forma                                               (1,324,722)         (2,924,708)

        Basic and diluted loss per share
             As reported                                                   (.20)               (.93)
             Pro forma                                                     (.21)               (.96)


                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                For the years ended December 31, 1999 and 1998


(10) CONTINUED
     ---------

The fair value of options and warrants is estimated on the date of grants utilizing the Black-Scholes option pricing model with the following weighted average assumptions for years ended December 31, 1999 and 1998: expected life of 10 years; expected volatility of 90%; risk-free interest rate of 5.25%; and a 0% dividend yield. The weighted average fair value at the date of grant of the options and warrants granted during 1999 approximated $1.05 per option and warrant.

Due to the fact that the Company's warrants vest over several years and additional awards are made each year, the above pro forma numbers are not indicative of the financial impact had the disclosure provisions of SFAS No. 123 been applicable to all years of previous warrant grants. The above numbers do not include the effect of warrants granted prior to 1996 that vested in 1998 and 1999.

(11) EMPLOYEE BENEFIT PLANS - COMPENSATORY STOCK BENEFIT PLANS
     ---------------------------------------------------------

In each of the four most current years, the Company's board of directors has annually approved a stock compensation plan, the most recent which registered 500,000 shares of common stock under Form S-8 on October 29, 1999, whereby services are obtained in exchange for issuance of free trading stock of the Company. Shares may be awarded under this plan until October 1, 2004. During 1999 and 1998, 778,095 and 345,311 shares, respectively, of common stock under Form S-8 registrations were issued for directors fees, research and development, employee bonus, compensation, interest and legal and professional services provided to the Company.

Compensation recognized relating to accrued employee stock grants and warrants is based on the pro-rata common stock and warrants earned and the market value of the Company's stock at the time of issuance (fair value method) and amortized over the applicable period.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(12) DEFINED CONTRIBUTION PLAN
     -------------------------

In August 1996, the Company adopted the Medical Device Technologies, Inc. Employee Retirement Savings and Profit Sharing Plan (the "Plan"). The Plan is a defined contribution profit sharing plan which allows the employee to participate once hired. Total expense for its full time employees amounted to $0 and $3,077 for the years ended December 31, 1999 and 1998, respectively. In 1998, the Plan was terminated and no contributions were made to the Plan by the Company during 1998.

(13) RELATED PARTY TRANSACTIONS
     --------------------------

During the fourth quarter of 1997, the Company issued $100,000 in principal amount of 36% short-term convertible notes payable, due April 18, 1998, to five individuals, including three directors, to finance operations until a corporate acquisition could be completed. Until payment in full, the unpaid principal amount of these notes, or any portion may, at the election of the noteholder at any time before the due date, be converted at the conversion price of $2.35 per share of common stock. As additional consideration for these loans, the individual lenders, including the directors, were awarded an aggregate of warrants to purchase 1,429 shares of common stock for every $12,500 loaned to the Company at an exercise price of $4.20 per share. In connection with the issuance of the warrants, the Company did not recognize additional interest expense, as the value of the warrants was deemed to be immaterial. The interest rate and terms of these notes were made at arms length. The notes were converted to common stock in 1998.

In 1998, one director received compensation of $8,600 for general corporate consulting services. Pursuant to the Vision acquisition agreement, another director received $65,000 for corporate consulting fees in 1998. Per the terms of such agreement, this director will continue to receive $13,000 per month until July 15, 2000.

In September 1999, the Company issued $50,000 in principal amount of 10% Promissory notes payable, due March 31, 2000, to two directors and an individual to finance operations. As additional consideration for these loans, the individual lenders, including the directors, were awarded total warrants to purchase 40,000 shares of common stock at an exercise price of $0.625 per share. In connection with the issuance of the warrants to the individuals, the company is recognizing additional interest expense of $10,938, which is being amortized over the terms of the loans. Accrued interest expense and warrant amortization to interest expense related to these loans amounted to $1,667 and $1,944, respectively, as of December 31, 1999.

Pursuant to the Vision acquisition agreement and prior to resigning from the board of directors on June 23, 1999, a director received $74,600 for corporate consulting fees in 1999. After June 23, 1999, this individual received an additional $40,000 in corporate consulting fees during 1999.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(14) INCOME TAXES
     ------------

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the net deferred tax asset and liability, and their approximate tax effects, are as follows:


                                                                           DECEMBER 31,
                                                                    1999                 1998
                                                               ---------------     ---------------
         Bad debt reserve                                             492,000             559,623
         Net operating loss carryforwards                           8,836,000           8,654,900
                                                               ---------------     ---------------
                                                                    9,328,000           9,214,523
                                Valuation allowance                (9,328,000)         (9,214,523)
                                                               ---------------     ---------------

                   Total                                       $            -                   -
                                                               ===============     ===============

At December 31, 1999, the Company had approximately $23,500,000 in net operating loss carryovers to offset future taxable income. These carryovers will expire in various years through 2019. As a result of a change in ownership, federal tax rules impose limitations on the use of net operating losses. The limitations will reduce the amount of these benefits that will be available to offset future taxable income each year, starting with the year of an ownership change, for which the issuance of the preferred stock in the Company's June 1996 public offering was deemed to be. The dollar amount of these limitations is indeterminable at this time. In addition, the Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized. In management's opinion, it cannot determine if it is more likely than not that the Company will generate sufficient future taxable income before 2019, the year after which all current available net operating loss carryforwards expire, to utilize all of the Company's deferred assets. A valuation allowance has been recognized for the full amount of the deferred tax asset at December 31, 1999 and 1998.

                            MIRACOR DIAGNOSTICS, INC.

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 1999 and 1998


(15) SUBSEQUENT EVENTS
     -----------------

The Company acquired 80% ownership in Ultra MRI & Diagnostics Services ("Ultra") as of February 9, 2000 with a combination of 20% in the form of a convertible note and 80% in Restricted Rule 144 common stock. Ultra is a multi-site diagnostic imaging business with offices in Palm Harbor, St. Petersburg and Tampa, Florida. Ultra had approximately $2 million in revenue in 1999. Total assets were approximately $2.1 million and total liabilities were approximately $1.3 million as of December 31, 1999. The acquisition will be accounted for as a purchase in 2000.

The convertible notes are payable to the principals in an aggregate amount of $125,000 on August 9, 2000, $125,000 on November 9, 2000 and any remaining amount due November 9, 2001.

================================================================================

Until the completion of the resale of the common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

         TABLE OF CONTENTS


                                                                         Page
                                                                         ----

PROSPECTUS SUMMARY                                                         3
RISK FACTORS                                                               4
PLAN OF DISTRIBUTION                                                       7
SALES BY SELLING SHAREHOLDER                                               8
THE COMPANY                                                                10
USE OF PROCEEDS                                                            14
LITIGATION                                                                 15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS                                      15
PLAN OF OPERATION                                                          20
MANAGEMENT                                                                 21
EXECUTIVE COMPENSATION                                                     23
PRINCIPAL SHAREHOLDERS                                                     23
SECURITY OWNERSHIP                                                         24
CERTAIN TRANSACTIONS                                                       26
TRADING MARKET AND RELATED MATTERS                                         26
DESCRIPTION OF SECURITIES                                                  27
LEGAL MATTERS                                                              28
EXPERTS                                                                    28
AVAILABLE INFORMATION                                                      28
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                 F-1


================================================================================

                                  The Resale of
                                11,360,000 Shares
                                       of
                                  Common Stock
                                   Offered by
                              Selling Shareholder



                            MIRACOR DIAGNOSTICS, INC.



                                   PROSPECTUS



                                  July 7, 2000